UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement
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the Securities Exchange Act of 1934 (Amendment No.     )
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3COM CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1:
ELECTION OF DIRECTORS
VOTE REQUIRED
NOMINEES AND OTHER DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2:
VOTE REQUIRED
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

350 Campus Drive
Marlborough, Massachusetts 01752-3064
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 26, 2007
Dear Stockholder:
     We cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Wednesday, September 26, 2007 at 8:00 a.m. local time at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts. The purpose of the meeting is to:
     1. Elect three Class I directors, each to hold office for a two-year term;
     2. Ratify the appointment of Deloitte & Touche LLP as our registered independent public accounting firm for the fiscal year ending May 30, 2008; and
     3. Transact such other business as may properly come before the meeting and any adjournments thereof.
     You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 3, 2007. For ten days before the meeting, you can examine a complete list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during regular business hours at our offices at 350 Campus Drive, Marlborough, Massachusetts.

By Order of the Board of Directors,

/s/ Neal D. Goldman Neal D. Goldman
Secretary

August 17, 2007 Marlborough, Massachusetts
IMPORTANT: Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously mailed your proxy card.

350 Campus Drive
Marlborough, Massachusetts 01752-3064
PROXY STATEMENT
     Your vote is very important. For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This solicitation is being made, and this proxy statement and form of proxy are being sent to you, in connection with the Board’s request. These materials have been prepared for the Board by our management.
     The annual meeting of stockholders will be held on Wednesday, September 26, 2007 at 8:00 a.m. local time at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts. Our principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752 and our telephone number is (508) 323-1000. This proxy statement and form of proxy are first being sent to our stockholders on or about August 17, 2007.
GENERAL INFORMATION
     Our Financial Information. Our financial statements and related information are included in our Annual Report on Form 10-K, which is enclosed with this proxy statement.
     Who Can Vote. You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 3, 2007. We refer to this date as the “Record Date.” At the close of business on the Record Date, a total of 399,528,738 shares of common stock were issued and outstanding. You may vote in person or by proxy. Each share of 3Com common stock has one vote. There is no cumulative voting in the election of our directors.
     Cost of this Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks, brokers and other nominees to solicit their customers who hold our stock in street name and will reimburse them for their reasonable, out-of-pocket costs. We may also ask our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail. None of these individuals will receive any additional or special compensation for soliciting proxies. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a firm is retained.
     Voting Your Proxy. If you hold your common stock in street name through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow to vote your shares. If you hold your shares in your own name as a holder of record, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you with this proxy statement. The proxies will vote your shares as you instruct. Of course, you can always attend the meeting and vote your shares in person. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board.
     Revoking Your Proxy. To revoke your proxy if you are a holder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted.

     Quorum. The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote on that matter at the annual meeting (the “Votes Cast”).
     Abstentions. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) whether a quorum is present and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have no effect on the outcome of Proposal 1 and abstentions will have the effect of a vote against Proposal 2.
     Broker Non-Votes. We will count broker non-votes in determining the presence or absence of a quorum, but broker non-votes will not be counted for purposes of determining the number of Votes Cast on a particular proposal. Accordingly, broker non-votes will have no effect on the outcome of any of the proposals.
     Householding of Proxy Materials. In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
     If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please (1) mail your request to 3Com, 350 Campus Drive, Marlborough, MA 01752-3064, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198. Similarly, you may contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSAL 1:
ELECTION OF DIRECTORS
     Our bylaws authorize the Board to fix the number of directors. The exact number of directors is currently fixed at eight. Our Board is divided into two classes, with the classes serving for staggered two-year terms. Class I currently has four members and Class II currently has four members. You may not vote for more than three (3) nominees at the annual meeting. Each of the three Class I directors to be elected at the 2007 annual meeting are to be elected to hold office until the 2009 annual meeting and until his successor has been duly elected and qualified or his earlier death, resignation or removal.
     Paul Yovovich, one of our current directors, has determined not to stand for re-election as a Class I director at the 2007 Annual Meeting, although he will finish out his term which expires at the 2007 Annual Meeting. Accordingly, immediately following our 2007 Annual Meeting and assuming the re-election of all nominees, our board size will decrease to seven, Class I will have three members and Class II will have four members.
     The Board’s nominees as Class I directors are Messrs. Mao, Masri and Trempont. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board may designate. The Board believes that all nominees are willing and able to serve if elected.
VOTE REQUIRED
     Directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected as Class I directors. Votes withheld for any nominee will not be counted. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MESSRS. MAO, MASRI AND TREMPONT.

NOMINEES AND OTHER DIRECTORS
     The following table sets forth the name, age, principal occupation during the past five years and the period of service as a director of 3Com Corporation (the “Company” or “3Com”) of each (1) nominee, (2) director whose term of office will continue after the annual meeting, and (3) director whose term of office will expire at the annual meeting (and will not continue). Each nominee currently serves as a director. There are no family relationships among any directors or executive officers.

Nominees for Election

Robert Y. L. Mao Director since 2007 Age 63	Mr. Mao was most recently our Executive Vice President, Corporate Development from August 2006 to March 2007. Mr. Mao has over 30 years of experience in the telecommunications and IT industries. Before joining 3Com, Mr. Mao was President and Chief Executive Officer of Greater China for Nortel Networks from September 1997 to May 2006 and Regional President of Greater China for Alcatel from September 1995 to September 1997. Nortel and Alcatel are global suppliers of communication equipment serving both service provider and enterprise customers. At these positions, Mr. Mao managed operations in the People’s Republic of China, Taiwan, Hong Kong and Macao. Mr. Mao also held senior managerial and technical positions at Alcatel and ITT in Asia and the U.S. Mr. Mao holds a Master’s degree from Cornell University in Material Science and Metallurgical Engineering and earned a Master’s in Management from MIT. Mr. Mao is the Vice Chairman of the Board of Governors of the Pacific Telecommunication Council. Mr. Mao serves on the Board of Hurray! Holding Co., Ltd., a wireless value-added services provider.

Edgar Masri Director since 2006 Age 49	Mr. Masri has been our President and Chief Executive Officer since August 2006. Mr. Masri is also Chairman and Chief Executive Officer of H3C Technologies Co., Limited, our China-based subsidiary. Before re-joining 3Com, Mr. Masri was a General Partner from 2000 to March 2006, and more recently an advisor, at Matrix Partners, a leading technology venture capital firm, where he made investments in the wireless, broadband and semiconductor industries. Mr. Masri was also Chief Operating Officer at Redline Communications, a leading provider of advanced broadband wireless access and backhaul solutions based in Canada, from April to August 2006. Mr. Masri spent fifteen years as a senior manager at 3Com, from 1985 to 2000. During this time he served as Senior Vice President and General Manager of our Network Systems Business Unit and Premises Distribution Unit, President of 3Com Ventures and held senior roles in our marketing group. Mr. Masri holds a Master’s degree in electrical engineering and computer science and earned an MBA from Stanford University.

Dominique Trempont Director since 2006 Age 53	Mr. Trempont is currently a member of the Board of Directors and Audit Committee of Finisar Corporation, a public company that develops and markets high speed data communication systems and software for networking and storage, a position he has held since September 2005. Since June 2006, Mr. Trempont has served on the Board of Directors of Cquay Technologies Corp., a private company that develops next generation search software. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Prior to Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on customer self-service, contact center, and peer support applications, from May 1999 to November 2002. Mr. Trempont has served as Chief Executive Officer of Gemplus Corporation, a smart card application company, and Chief Financial Officer at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a high-tech material science company focused on telecommunication, electronics, automotive and other industries, including holding the position of Chief Audit Officer. Mr. Trempont received an undergraduate degree in Economics from College Saint Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD.

Continuing Directors

Eric A. Benhamou Director since 1990 Age 51	Mr. Benhamou has been our Chairman of the Board since July 1994. Since June 2005, this position has been in a non-employee capacity. Mr. Benhamou served as Chief Executive Officer of Palm, Inc. from October 2001 to October 2003. Mr. Benhamou served as our Chief Executive Officer from September 1990 to January 2001 and President from April 1990 through August 1998. Mr. Benhamou is currently Chairman and Chief Executive Officer of Benhamou Global Ventures, LLC, an investment vehicle he formed in 2004. Mr. Benhamou is also Chairman of the Board of Palm, Inc. and Cypress Semiconductor Corporation, and a director of RealNetworks, Inc. and SVB Financial Group. Mr. Benhamou is also a member of the Computer Science and Technology Board and serves on the Executive Committee of Technet.

Gary T. DiCamillo Director since 2000 Age 56	Mr. DiCamillo has been the President and CEO of GW Premier America, Inc. (formerly known as American Crystal, Inc.), a group of privately-held technical, professional and commercial staffing companies, since September 2005. Prior to that, he was President and CEO of TAC Worldwide Companies, a large privately-held technical and professional staffing company, from 2002 to 2005. Prior to that, Mr. DiCamillo was Chairman and Chief Executive Officer of Polaroid Corporation, a position he held from 1995 through 2002. Prior to joining Polaroid, Mr. DiCamillo served as Group Vice President of the Black & Decker Corporation and President of its Worldwide Power Tools and Accessories business from 1993 to 1995. Mr. DiCamillo is a director of the Whirlpool Corporation.

James R. Long Director since 2000 Age 64	Mr. Long retired from his position as Executive Vice President of Nortel Networks, a global leader in telephony, data, wireless and wireline solutions for the Internet, in December 1999, a position he held since 1994. Mr. Long also served as President of Enterprise Solutions of Nortel Networks from 1997 through 1999, President of Nortel World Trade, based in London and Hong Kong, from 1994 through 1997, and Senior Vice President of Nortel’s Asia Pacific Division from 1992 to 1994. Mr. Long is a director of Cypress Semiconductor Corporation.

Raj Reddy Director since 2001 Age 70	Dr. Reddy is the Mozah Bint Nasser University Professor of Computer Science and Robotics in the School of Computer Science at Carnegie Mellon University, a position he has held since 1969. He served as dean of the School from 1991 to 1999. Dr. Reddy served as co-chair of the President’s Information Technology Advisory Committee from 1999 to 2001.

Director Not Continuing After the Annual Meeting

Paul G. Yovovich Director since 1997 Age 53	Mr. Yovovich is President of Lake Capital, a private investment firm that he co-founded in 1998.

CORPORATE GOVERNANCE
Board Independence
     Our Board of Directors (the “Board”) has determined that each of Messrs. DiCamillo, Long, Reddy, Trempont and Yovovich are independent within the meaning of the listing standards of the NASDAQ Stock Market. Messrs. Benhamou, Mao and Masri do not qualify as independent because they are, or were within prescribed periods, a 3Com employee. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the directors were disqualified from “independent” status under the objective tests other than those individuals who are or were employees of 3Com within prescribed periods. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to 3Com and 3Com’s management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. In addition to the board-level standards for director independence, the directors who serve on the Audit and Finance Committee each satisfy standards established by the Securities and Exchange Commission (“SEC”) providing that to qualify as “independent” for the purposes of membership on that Committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from 3Com other than their director compensation.
     In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2005 between 3Com and entities associated with the independent directors that were identified to the Company. In making its subjective determination, the Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (IRS) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing a series of purchase transactions that 3Com has with three different suppliers. Messrs. Long, Reddy and Trempont each serve on the board of directors of one of these suppliers. In each instance, however, the transaction levels were well below the limits established by the objective tests. Each director confirmed he did not participate in these business dealings or receive compensation based on them. Further, each director agreed to recuse himself from any future involvement in such transactions, confirmed he was not employed by such supplier and disclosed that he had only minimal equity ownership in the supplier.

Board Meetings
     During fiscal year 2007, our Board of Directors held five regularly scheduled meetings and fourteen special meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he served.
Committees of the Board
     The Board of Directors has established an Audit and Finance Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. From time to time, the Board designates temporary committees to serve specific functions. For example, the Board formed an H3C Oversight Committee to oversee our recent purchase of an additional 49% interest in H3C Technologies Co., Limited.
     The Audit and Finance, Compensation, and Nominating and Governance committees are separately-designated standing committees and each committee consists of only “independent” directors (as independence is defined under applicable standards, including those of the NASDAQ Stock Market). In addition to being “independent” under NASDAQ’s general independence standards, the Board has determined that each member of the Audit and Finance Committee meets the additional independence standards set forth by SEC rules. Membership of each committee is listed below.

Nominating and
Audit and Finance	Compensation(1)	Governance(2)	Technology
James R. Long*	Gary T. DiCamillo*	Paul G. Yovovich*	Eric A. Benhamou
Dominique Trempont**	Paul G. Yovovich	James R. Long**	Raj Reddy
Gary T. DiCamillo

*	Current Chair

**	Appointed as Chair effective at the annual meeting; in the case of Mr. Trempont, assuming re-election to the Board at the annual meeting.

(1)	Mr. Yovovich has determined not to stand for re-election although he will finish his term expiring at the annual meeting. Mr. Trempont, an existing board member, has been appointed to join the Compensation Committee effective at the annual meeting, assuming he is re-elected to the Board of Directors at the annual meeting.

(2)	Mr. Yovovich has determined not to stand for re-election although he will finish his term expiring at the annual meeting. Mr. DiCamillo, an existing board member, has been appointed to join the Nominating and Governance Committee effective at the annual meeting.
     Audit and Finance Committee. Our Audit and Finance Committee met fifteen times in fiscal year 2007. The Audit and Finance Committee engages our independent registered public accounting firm, approves services rendered by our independent registered public accounting firm, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Committee also meets regularly with our independent registered public accounting firm and our director of internal audit without management present. The Board has determined that Messrs. Long, Trempont and DiCamillo, independent members of our Board, are each an Audit Committee Financial Expert, as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The Board has determined that each member of the Audit and Finance Committee meets the required NASDAQ standards for membership on such committee. Our Audit and Finance Committee operates under a written charter, a copy of which is available on our website at http://www.3com.com/corpinfo/en_US/investor/audit_finance.html.
     Compensation Committee. Our Compensation Committee met ten times in fiscal year 2007. The Compensation Committee reviews salaries and other compensation arrangements for our directors and executive officers and approves (or recommends to the full Board) such compensation, administers our stock option and stock purchase plans, and advises the Board on general aspects of our compensation and benefit policies. The Committee also evaluates and approves or makes recommendations to the Board regarding the performance of our Chief Executive Officer, as well as matters related to succession planning for executive officers. Our Compensation Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html.
     Nominating and Governance Committee. Our Nominating and Governance Committee met four times in fiscal year 2007. The Nominating and Governance Committee focuses on the issues surrounding the composition and operation of the Board. The Nominating and Governance Committee assists the Board, the Chairman of the Board and the CEO in director selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee recommends (to the full Board) directors for nomination to the Board. The Nominating and Governance Committee also selects directors for committee appointments and committee chairs. The Nominating and Governance Committee will determine the effect of a director’s change in employment status on such director’s continued tenure on the 3Com Board. The Nominating and Governance Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/nom_gov.html.
     Technology Committee. Our Technology Committee met four times in fiscal year 2007. The Technology Committee was established to make recommendations to the Board of Directors regarding the long-term technology architecture and strategy that 3Com is pursuing. The Committee meets with 3Com’s technology and engineering leaders and reviews the tactical or strategic benefits of selected projects in light of 3Com’s overall business strategy. The Committee makes reports to the Board of Directors as appropriate.
Code of Ethics and Business Conduct and Complaint Procedures
     Our Code of Ethics and Business Conduct, which is available on our website at http://www.3com.com, complies with the rules of the SEC and the listing standards of the NASDAQ Stock Market.
     The Audit and Finance Committee has also adopted procedures for the receipt, treatment and retention of complaints and concerns regarding accounting and auditing matters in compliance with the rules of the NASDAQ Stock Market and the SEC. These procedures cover 3Com and its subsidiaries, including H3C Technologies Co., Limited, our China-based subsidiary. Employees may submit complaints (1) anonymously through our toll-free hotline (called the “Ethics and Compliance Line”), (2) to any member of our senior management team (in person, by email or by telephone) and/or (3) directly to the Chair of our Audit and Finance Committee. All complaints are treated confidentially. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of a member of our senior management, reviewed by the Audit and Finance Committee or one or more of its representatives, evaluated and (where appropriate) investigated. The Committee will determine what actions to take, if any. We will not retaliate against any person making a complaint in good faith.
Chairman of the Board and Lead Independent Director
     Our Board is led by our Chairman of the Board, Mr. Benhamou, and by our lead independent director, Mr. DiCamillo. During the first month of fiscal year 2007 (through June 21, 2006), Mr. Yovovich served as our lead independent director. Mr. DiCamillo assumed that role commencing at the close of business on June 21, 2006, and continues in that capacity.

Nomination of Director Candidates
     The Nominating and Governance Committee makes recommendations to the Board regarding director nominees. The Nominating and Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers and other contacts. The Nominating and Governance Committee will also consider nominees recommended by any stockholder entitled to vote in the election of directors. Any stockholder wishing to nominate an individual for election to the Board must comply with the advance notice procedures described at the end of this proxy statement. The nomination must contain the following information about the nominee: name; age; business and residence addresses; principal occupation or employment; the number of shares of common stock held by the nominee; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the nominee to serve as a director of 3Com, if elected. The Nominating and Governance Committee has not specified any minimum qualifications or specific qualities or skills necessary for serving on the Board. However, in its assessment of potential candidates, the Nominating and Governance Committee will review the candidate’s character, business experiences and understanding of the Company’s business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time.
Delegation to Committees
     It is our general policy that all major Board decisions should be approved by the Board as a whole, unless delegated to a committee. Currently these committees are the Audit and Finance Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. All members of the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are “independent” within the meaning of the independence standards of the NASDAQ Stock Market, including, in the case of the Audit and Finance Committee, the heightened independence standard required for such committee members. Each of these committees has adopted a written charter (available from our website), except for the Technology Committee.
Stockholder Communication with the Board of Directors
     Stockholders who wish to communicate with our Board, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. Stockholder communications must include confirmation that the sender is a stockholder of the Company. All such communications will be reviewed by the Company’s General Counsel and Corporate Secretary or Chief Financial Officer, as appropriate, in order to maintain a record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board or by any individual director. Communications that (i) do not relate to the Company’s business, (ii) contain material that is not appropriate for review by the Board based upon the established practice and procedure of the Board, or (iii) contain other improper or immaterial information, will not be forwarded to Board members.
Board Attendance at the Annual Meeting
     Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings. In an effort to maximize director attendance at our annual meetings of stockholders, we attempt to schedule a meeting of the Board on the same day as the annual meeting of stockholders. All of our directors in office at the time (except Mr. Wajsgras whose term ended at such meeting) attended the 2006 annual meeting of stockholders.

Audit and Finance Committee Pre-Approval Policies
     The Audit and Finance Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular services or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and its fees for the services performed to date. The Audit and Finance Committee also pre-approves the provision of particular services on a case-by-case basis.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee during fiscal year 2007 consisted of Messrs. Yovovich and DiCamillo, neither of whom is or has been an officer or employee of 3Com or any of our subsidiaries. No interlocking relationship existed during fiscal year 2007 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.
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Board Guidelines on Corporate Governance Issues
     Our corporate governance principles are set forth in our “Board Guidelines on Corporate Governance Issues,” which is available on our website at http://www.3com.com. These guidelines cover the following topics, each of which is summarized below:
•	Primary functions of the Board of Directors;

•	Authorization guidelines;

•	Board access to senior management;

•	Leadership of the Board;

•	Charters of standing committees;

•	Board selection process;

•	Director’s eligibility, education and term of office; and

•	Board and committee meetings.
Primary Functions of the Board of Directors
     The Board, which is elected by our stockholders, oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls. Our directors also participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer and regularly approve a CEO succession plan. Directors also provide input to our CEO for the evaluation and recruitment of our principal senior executives.
Authorization Guidelines
     Consistent with the Board’s power to delegate management of the day-to-day operation of 3Com’s business, the Board exercises business judgment in establishing and revising guidelines for authorization of expenditures or other corporate actions, and these are periodically be reviewed with management.

Board Access to Senior Management
     Our directors have complete access to our senior executive officers. Our directors use their judgment to ensure that contact with our senior executive officers is not distracting to our business operation or management reporting structure. Our Board expects our CEO to bring into board meetings managers who can provide additional insight into the matters being discussed or who have future potential that our CEO believes should be made visible to the Board.
Leadership of the Board
     The leadership of the Board includes a Chairman of the Board and a lead independent director appointed by the Chairman. The Chairman works with the Secretary to disseminate materials to Board members and exercises initiative in recommending candidates for directorships and board committee assignments. The lead independent director serves as the focal point for independent directors regarding resolving conflicts with the CEO, or other independent directors, and coordinating feedback to the CEO on behalf of independent directors regarding business issues and board management. The lead independent director also serves as a special counsel to the CEO. The lead independent director and the other independent directors meet regularly without the CEO present.
Charters of Standing Committees
     The current committee structure of the Board includes the following committees: Audit and Finance, Compensation and Nominating and Governance. The charters of each standing committee are reviewed periodically with a view to delegating committees with the authority of the Board concerning specified matters appropriate to such committee.
Board Selection Process
     It is expected that all directors will be alert to potential Board candidates with appropriate skills and characteristics and communicate information regarding board selection matters to the Nominating and Governance Committee. The Nominating and Governance Committee is expected to exercise initiative in recommending to the Board candidates for directorships and board committee assignments. The Board endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.
Director’s Eligibility, Education, and Term of Office
     Directors may not serve on the board of directors of more than five other public companies. Directors are reimbursed for costs incurred in connection with participating in a director education program that is accredited by Institutional Shareholder Services, or any similar organization. Directors are elected to hold office for a term of two years. As an alternative to term limits, the Chairman and lead director review each director’s continuation on the Board at the conclusion of each two-year term. This also allows each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board. Each director is required to submit a letter of resignation upon a job change. Such letter is to be accepted or rejected at the discretion of the Chairman. In addition, prior to accepting a position as a member of the board of directors of another public company, each director (other than the Chair of the Nominating and Governance Committee) is required to notify the Chair of the Nominating and Governance Committee of such matter and the Chair of the Nominating and Governance Committee is required to notify the lead independent director or the Chairman of the Board of such matter. Directors must retire from the board at the conclusion of any term during which the director reaches the age of seventy years.

Board and Committee Meetings
     In preparation for meetings of the Board and its committees, the Chairman consults with the CEO regarding the agenda and content and, with support from the Secretary, disseminates to directors on a timely basis briefing materials regarding matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. Presentations to the Board may rely on directors having reviewed and digested information set forth in the briefing materials, thus allowing more time for discussion, clarification and feedback. The format of each quarterly Board meeting includes an executive session with the directors and Chairman. In addition, the independent directors meet in executive session on a regular basis. Adequate time is scheduled for completion of matters placed on the agenda of each meeting, including an annual off-site meeting of the Board to review long-term strategy. The Board has the authority to hire its own advisors and to have them present at meetings, as it deems necessary.

DIRECTOR COMPENSATION
     The following tables provide information on 3Com’s annual compensation practices during fiscal year 2007 for our non-employee directors, as well as the actual compensation earned by non-employee directors who served during the 2007 fiscal year. In addition to the cash compensation described below, which is payable on a quarterly basis, members of the Board who reside outside of the local area are reimbursed for travel expenses to attend Board and Committee meetings at our headquarters. All non-employee directors are reimbursed for travel expenses to attend meetings at locations other than our headquarters. During fiscal year 2007, our Chief Executive Officers did not receive any separate compensation for Board activities. The Compensation Committee retains the services of a leading compensation consulting firm, currently Pearl Meyer & Partners, to present relevant market practices and trends regarding director compensation.
Non-Employee Director Compensation (Fiscal Year 2007 Annual Compensation)

Annual Board Membership Compensation
Chairman of the Board	$100,000
Lead Independent Director	45,000
Other Directors	35,000

Committee and Attendance Compensation
Committee Chair (other than Audit & Finance)	2,500
Committee Chair, Audit & Finance	5,000
Payment for each Board meeting attended	1,000
Payment for each Committee meeting attended	1,000
     The foregoing amounts also represent the current annual compensation for non-employee directors for fiscal year 2008. The only change made to director compensation in fiscal year 2007, when compared with fiscal year 2006, was to increase the additional annual retainer for the Audit and Finance Committee Chair from $2,500 to $5,000.
Director Compensation in Fiscal Year 2007

					Changes in
					Pension Value
	Fees				and Nonqualified	All
	Earned or	Stock	Option	Non-Equity	Deferred	Other
	Paid in	Awards	Awards (1)	Incentive Plan	Compensation	Compensation
Name	Cash ($)	($)	($)	Compensation ($)	Earnings ($)	($)	Total ($)
Eric A. Benhamou	122,000	—	130,954	—	—	—	252,954
Gary T. DiCamillo(2)	83,328	—	83,583	—	1,164 (3)	—	168,075
James R. Long	114,000	—	69,550	—	—	—	183,550
Robert Y. L. Mao (4)	9,825	—	11,369	—	—	—	21,194
Raj Reddy	56,000	—	69,550	—	—	—	125,550
Dominique Trempont	41,077	—	66,367	—	—	—	107,444
Paul G. Yovovich	71,500	—	80,110	—	—	—	151,610
Julie St. John (5)	22,346	—	100,427	—	—	—	122,773
David Wajsgras (6)	17,375	—	53,882	—	—	—	71,257

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R, and thus may include amounts from awards granted during and prior to fiscal year 2007. See “Director Grants of Plan-Based Awards in 2007 Fiscal Year” table in this proxy statement for a detailed descriptions of option awards granted in fiscal year 2007.

(2)	Mr. DiCamillo assumed the lead independent director role on June 21, 2006.

(3)	Directors are eligible to participate in the Company’s nonqualified Deferred Compensation Plan. The Deferred Compensation Plan allows directors to defer the annual retainer and meeting fees compensation and postpone payment of taxes, and its earnings until a later date. The amount deferred is directed to a trust account with the Charles Schwab Trust Co., where directors are able to direct their investments within Schwab’s full range of mutual funds. The account administrative fees are paid in full by 3Com. Because it is a nonqualified plan, the money deferred remains an asset of 3Com and is subject to the general creditors of the Company in the event of bankruptcy or insolvency. Mr. DiCamillo’s balance in the Deferred Compensation Plan as of May 31, 2007 was $20,038.

(4)	Mr. Mao joined the Board of Directors on March 23, 2007 and earned a pro-rated portion of the annual board membership retainer.

(5)	Ms. St. John resigned as a director on September 30, 2006.

(6)	Mr. Wajsgras’ term as a director ended following the 2006 annual meeting of stockholders held on September 20, 2006.
     Non-employee directors receive options to purchase common stock pursuant to the 2003 Stock Plan. The 2003 Stock Plan provides for the initial grant of an option to purchase shares of our common stock (identified as the “Initial Grant” in the “Director Grants of Plan-Based Awards in 2007 Fiscal Year” table, below) to each non-employee director, with a maximum of 120,000 shares to be subject to each such option (or 160,000 shares for the Chairman of the Board and the lead independent director). Additionally, at the time an initial grant is made to a new director, he or she also receives an option grant for a number of shares equal to the number of shares subject to the annual renewal grants made to continuing directors, described below, pro-rated to reflect the number of full months of service remaining prior to the next annual stockholder meeting (identified as the “Pro Rata Grant” in the “Director Grants of Plan-Based Awards in 2007 Fiscal Year” table, below). For continuing directors, an annual renewal grant is made effective with each regularly scheduled annual stockholder meeting, subject to the same share limits described for initial grants (identified as the “Annual Grant” in the “Director Grants of Plan-Based Awards in 2007 Fiscal Year” table, below). The actual number of shares to be subject to the options granted for Board and committee service is established by a committee of employee directors. All options granted have a seven-year term, and the initial grant vests 25% on each anniversary date of the grant and the pro rata grant and annual renewal grant vest over two years with the first 50% vesting one year after grant and the remaining 50% vesting two years after grant as long as the option holder continues to serve on the Board.
     During fiscal year 2007, options were granted to non-employee directors under the 2003 Stock Plan for the following number of shares and at the per share exercise prices shown:
Director Grants of Plan-Based Awards in 2007 Fiscal Year

						Aggregate
						Number of
				Exercise	Fair Value at	Options
		Pro Rata		Price(1)	Grant(2)	Outstanding
Non-Employee Director	Initial Grant	Grant	Annual Grant	($)	($)	6/1/07
Eric A. Benhamou	—	—	94,000	4.4100	216,924	4,787,166
Gary T. DiCamillo	—	—	67,500	4.4100	155,770	377,470
James R. Long	—	—	50,000	4.4100	115,385	283,350
Robert Y.L. Mao	79,500	—	—	3.9200	156,917	354,500
Robert Y.L. Mao	—	25,000	—	3.9200	49,345	—
Raj Reddy	—	—	50,000	4.4100	115,385	354,750
Dominique Trempont	79,500	—	—	4.9000	203,854	125,333
Dominique Trempont	—	45,833	—	4.9000	117,525	—
Paul G. Yovovich	—	—	50,000	4.4100	115,385	331,250

(1)	The exercise price is equal to 100% of the fair market value of the underlying shares on the date of grant. The fair market value is the closing price of the Company’s common stock as quoted on Nasdaq.

(2)	The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model.
     The following table shows all outstanding equity awards held by the non-employee directors at the end of fiscal year 2007.

Director Outstanding Equity Awards at 2007 Fiscal Year-End

	Number of Securities
	Underlying Unexercised		Number of Securities
	Options		Underlying Options
	(#)		(#)	Option Awards
Name	Exercisable		Unexercisable	Option Exercise Price ($)	Option Expiration Date
Eric A. Benhamou	564,771	(1)	0	$11.7306	7/24/2007
	263,922	(1)	0	$5.2827	9/1/2008
	211,186	(1)	0	$8.0146	11/30/2008
	99,245	(1)	0	$5.2179	6/14/2009
	1,013,692	(1)	0	$5.5416	7/21/2009
	263,560	(1)	0	$5.9818	9/13/2009
	111,506	(1)	0	$8.9210	12/10/2009
	202,738	(1)	0	$11.7565	7/11/2010
	37,046	(1)	0	$4.9719	6/1/2008
	1,663,000	(1)	0	$13.6875	8/1/2010
	37,500	(2)	0	$4.0700	10/16/2012
	75,000	(2)	0	$6.1500	9/23/2010
	75,000	(2)	0	$4.3200	9/22/2011
	37,500	(2)	37,500	$4.0400	9/28/2012
	0	(2)	94,000	$4.4100	9/20/2013

Gary T. DiCamillo	79,500	(1)	0	$10.0625	12/13/2010
	31,720	(2)	0	$10.0625	12/13/2010
	39,750	(2)	0	$3.7900	9/20/2011
	39,750	(2)	0	$4.2600	9/24/2012
	39,750	(2)	0	$6.1500	9/23/2010
	39,750	(2)	0	$4.3200	9/22/2011
	19,875	(2)	19,875	$4.0400	9/28/2012
	0	(2)	67,500	$4.4100	9/20/2013

James R. Long	34,600	(2)	0	$18.0000	12/13/2010
	19,875	(2)	19,875	$4.0400	9/28/2012
	0	(2)	50,000	$4.4100	9/20/2013
	39,750	(2)	0	$4.3200	9/22/2011
	39,750	(2)	0	$3.7900	9/20/2011
	39,750	(2)	0	$6.1500	9/23/2010
	39,750	(2)	0	$4.2600	9/24/2012

Robert Y.L. Mao	250,000	(1)	0	$4.4500	09/05/2013
	0	(1)	79,500	$3.9200	03/28/2014
	0	(2)	25,000	$3.9200	03/28/2014

Raj Reddy	19,875	(2)	19,875	$4.0400	9/28/2012
	39,750	(2)	0	$4.3200	9/22/2011
	39,750	(2)	0	$6.1500	9/23/2010
	39,750	(2)	0	$4.2600	9/24/2012
	39,750	(2)	0	$3.7900	9/20/2011
	26,500	(2)	0	$10.1250	1/19/2011
	79,500	(1)	0	$10.1250	1/19/2011
	0	(2)	50,000	$4.4100	9/20/2013

Dominique Trempont	0	(1)	79,500	$4.9000	10/23/2013
	0	(2)	45,833	$4.9000	10/23/2013

Paul G. Yovovich	39,750	(2)	0	$18.0000	12/13/2010
	39,750	(2)	0	$3.7900	9/20/2011
	39,750	(2)	0	$4.2600	9/24/2012
	54,000	(2)	0	$6.1500	9/23/2010
	54,000	(2)	0	$4.3200	9/22/2011
	27,000	(2)	27,000	$4.0400	9/28/2012
	0	(2)	50,000	$4.4100	9/20/2013

Julie St. John (3)	—		—	—	—

David Wajsgras (4)	—		—	—	—

(1)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over four years.

(2)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over two years.

(3)	As of the 2007 fiscal year end, Ms. St. John did not have any options outstanding because all of her unvested options and unexercised options were canceled following her resignation from the Board.

(4)	As of the 2007 fiscal year end, Mr. Wajsgras did not have any options outstanding because all of his unvested options and unexercised options were canceled following his departure from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table contains information, as of August 3, 2007, with respect to the beneficial ownership of our common stock by:
•	each individual or entity whom we know to own beneficially more than five percent of our common stock;

•	each director and nominee;

•	each of the current and former executive officers listed in the “Summary Compensation Table for Fiscal Year 2007” table included in this proxy statement; and

•	all of our directors and current executive officers as a group.
     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752.

		Common Stock		Ownership
	Number of	Underlying		Percent of
	Shares of	Options	Total	Common Stock
	Common Stock	Exercisable	Beneficial	Beneficially
Name and Address of Beneficial Owner	Owned	Within 60 Days	Ownership	Owned (1)
5% Stockholders
Entities and individuals related to Citadel Limited Partnership (2) 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	39,085,937	—	39,085,937	9.8%
Entities related to Barclays Global Investors, N.A. (3) 45 Fremont Street San Francisco, CA 94105	20,274,767	—	20,274,767	5.1%

Directors and Named Executive Officers

Non-Employee Directors

Eric A. Benhamou (4)	708,146	4,175,395	4,883,541	1.2%
Gary T. DiCamillo	1,000	343,720	344,720	*
James R. Long	12,800	258,350	271,150	*
Robert Y. L. Mao	—	250,000	250,000	*
Raj Reddy	1,000	329,750	330,750	*
Dominique Trempont	—	—	—	*
Paul G. Yovovich	482,669	306,250	788,919	*

Named Executive Officers

Edgar Masri (5)	515,031	3,000,000	3,515,031	*
Neal D. Goldman (6)	581,317	663,750	1,245,067	*
James Hamilton (7)	230,970	393,750	624,720	*
Dr. Shusheng Zheng (8)	200,000	—	200,000	*
Dr. Marc Willebeek-LeMair (9)	600,105	515,245	1,115,350	*
Donald M. Halsted, III (10)	252,084	550,000	802,084	*
R. Scott Murray (11)	—	—	—	—
All directors and current executive officers as a group (13 persons) (12)	3,246,027	9,945,965	13,191,992	3.2%

*	1% or less

(1)	Percentage of beneficial ownership is based on 399,528,738 shares of common stock outstanding as of August 3, 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of August 3, 2007, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage for any other person.

(2)	Represents shares beneficially owned by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, based on a Schedule 13D/A that was filed jointly by these individuals and entities with the SEC on July 2, 2007.

(3)	Represents shares beneficially owned by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, based on a Schedule 13G that was filed jointly by these entities with the SEC on January 23, 2007.

(4)	Includes 708,146 shares of common stock held in the Eric and Illeana Benhamou Living Trust dated September 11, 2000, of which Mr. Benhamou is a co-trustee.

(5)	Includes 500,000 unvested shares of restricted stock issued to Mr. Masri.

(6)	Includes 355,833 unvested shares of restricted stock issued to Mr. Goldman.

(7)	Includes 187,500 unvested shares of restricted stock issued to Mr. Hamilton.

(8)	Consists of 200,000 unvested shares of restricted stock issued to Dr. Zheng.

(9)	Includes 287,500 unvested shares of restricted stock issued to Dr. Willebeek-LeMair.

(10)	Mr. Halsted is the Company’s former Executive Vice President and Chief Financial Officer. He resigned from those positions as of June 22, 2007 and his employment with the Company terminated July 27, 2007.

(11)	Mr. Murray is the Company’s former President and Chief Executive Officer. He resigned from those positions as of the close of business on August 17, 2006.

(12)	Includes 1,730,833 unvested shares of restricted stock issued to current executive officers (including 300,000 shares held by Jay Zager, who became the Company’s Executive Vice President and Chief Financial Officer on June 23, 2007, and 187,500 shares held by Robert Dechant, our Senior Vice President and General Manager, Data and Voice Business Unit). Does not include 287,500 shares held by Dr. Willebeek-LeMair, who (while still currently a 3Com officer) ceased to be a Section 16 executive officer on March 28, 2007.

     The following table summarizes information related to our equity compensation plans as of June 1, 2007:
Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of securities to be	Weighted average	equity compensation plans
	issued upon exercise	exercise price of	(excluding securities
Plan category	of outstanding options	outstanding options	reflected in 1stcolumn)
Equity compensation plans approved by stockholders	30,283,313	$5.2600	14,918,472
Equity compensation plans not approved by stockholders (1)	17,821,082	6.0600	—

Total	48,104,395	$5.5600	14,918,472

(1)	Consists of 9,321,082 shares available for issuance pursuant to outstanding options under our 1994 Stock Option Plan and 8,500,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Edgar Masri dated September 5, 2006. Neither of these plans were required to be approved by stockholders. The 1994 Stock Option Plan was terminated as to future grants. Does not include an aggregate of 4,175,961 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding option grants, with a weighted average exercise price of $1.52 per share, assumed by 3Com in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.
     Disclosure Regarding Non-Stockholder-Approved Plans. The 1994 Stock Option Plan (“1994 Plan”) provided for the grant of stock options to employees other than officers and directors. The 1994 Plan, which was not approved by stockholders, was terminated as to future grants as of September 23, 2003. The 1994 Plan is administered by the Compensation Committee, which has the power to determine matters relating to outstanding option awards under the 1994 Plan, including conditions of vesting and exercisability. Options granted under the 1994 Plan expire no later than 10 years from the grant date. Options granted under the 1994 Plan generally vest in two or four years from the date of grant. Mr. Masri’s options under his Stand Alone Stock Option Agreement dated September 5, 2006 have a term of 7 years from the date of grant and vest and become exercisable in four equal annual installments on the anniversary of the date of grant.

RELATED PERSON TRANSACTIONS
     We have no related party transactions.
     It is the policy of the Board of Directors that all “related party” transactions, as defined by Item 404 of Regulation S-K, be subject to approval or ratification in accordance with the procedures set forth below. In furtherance of relevant Nasdaq rules and 3Com’s commitment to corporate governance, the charter of the Audit and Finance Committee provides that the Audit and Finance Committee shall review all “related party transactions” for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Committee. The Audit and Finance Committee also adopted a separate policy intended to provide more detail as to the procedures to be followed in implementing the Committee’s responsibilities under its charter. The material terms of the policy are as follows:
•	the Audit and Finance Committee shall review the material facts of all related party transactions that require the Committee’s approval and either approve or disapprove of the transaction;

•	in determining whether to approve or ratify a transaction, the Audit and Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction;

•	no director shall participate in any discussion or approval of a transaction for which he or she is a related party, except that the director shall provide all material information concerning the transaction to the Audit and Finance Committee;

•	if a transaction will be ongoing, the Audit and Finance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party; thereafter, the Audit and Finance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the transaction remains appropriate; and

•	as a general matter, the Company’s Chief Compliance Officer and his or her delegates will assist the Audit and Finance Committee in compiling and interpreting information received that bears on related party transactions.

COMPENSATION DISCUSSION AND ANALYSIS
     Compensation Philosophy and Objectives
     3Com’s executive compensation philosophy is to provide a meaningful total compensation opportunity to each executive with a large portion of the opportunity being variable and aligned with stockholder value creation. Consequently, we intend that our executives realize significant incentive value when 3Com stockholders receive significant gains. The goal of 3Com’s executive compensation program is to:
•	attract, retain and motivate highly qualified executives in a highly competitive market;

•	align executive compensation with stockholder value creation;

•	provide rewards that are commensurate with 3Com’s business performance;

•	maintain flexibility to respond to changing needs of the business; and

•	provide transparency so that executives and other stockholders understand the executive compensation program and the objectives it seeks to achieve.
     The following current or former officers are included in this Analysis:
•	Edgar Masri, President and Chief Executive Officer

•	R. Scott Murray, former President and Chief Executive Officer

•	Donald M. Halsted, III, former Executive Vice President and Chief Financial Officer

•	Neal D. Goldman, Executive Vice President and Chief Legal and Administrative Officer and Secretary

•	James Hamilton, Senior Vice President and President, TippingPoint

•	Robert Y. L. Mao, former Executive Vice President, Corporate Development

•	Dr. Marc Willebeek-LeMair, Senior Vice-President and Chief Technology Officer

•	Dr. Shusheng Zheng, Chief Operating Officer, H3C Technologies Co., Limited
     Overview of Compensation Practices
     The Compensation Committee, (the “Committee”) reviews salaries and other compensation arrangements for our directors and those officers subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended (“Executives”). The Committee approves such compensation and advises the full Board of Directors (the “Board”) on general aspects of our compensation and benefit policies. Although the Committee receives and considers input from Company executives, its compensation consultant and its legal advisers, it does not delegate decision-making authority on executive or director compensation. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found above under the heading “Board of Directors Meetings and Committees”. The Committee operates under a written charter that is available on our website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html. The Committee meets as often as necessary to discharge its responsibilities. In fiscal year 2007, the Committee met ten times in a combination of regularly scheduled and special meetings, and met in modified executive session four times, once with the CEO, and three times with some combination of the Committee’s consultant, the Chief Legal and Administrative Officer and the Vice President, Law and Assistant Secretary. In addition, the Board met in Executive Session, with only the Chief Administrative and Legal Officer and the Assistant Secretary present, to review and approve the employment agreements for President and Chief Executive Officer Edgar Masri and Executive Vice President Robert Y.L. Mao.

     At least annually, the Committee reviews 3Com’s Executive compensation programs and policies in light of the above philosophy and in relation to changes and trends in the marketplace. The Committee determines whether each Executive’s total compensation is consistent with the compensation philosophy and market data, and makes adjustments as necessary. When making compensation decisions, the Committee takes into account market data for Executives with comparable responsibilities at our peer group companies and other factors, including each Executive’s individual performance (particularly over the past year), his or her expected future contributions, financial and operational results, each Executive’s historical compensation, any retention concerns, and the Chief Executive Officer’s recommendations in the case of Executives other than himself. In looking at historical compensation, the Committee looks at the salary over time and also looks at the unvested and vested value inherent in equity awards, among other factors.
     The Committee retains the services of a leading compensation consulting firm, Pearl Meyer & Partners, to advise on pay levels and mix, incentive plan design, performance measurement, and other relevant market practices and trends. Pearl Meyer & Partners also collects and analyzes relevant market data or “benchmarks” from peer group companies and industry-specific surveys in each of these areas. Pearl Meyer & Partners prepares reports for, delivers presentations to and engages in discussions with the Committee about its observations and analysis of the information it collects. Such reports, presentations, and discussions address topics ranging from the strategic considerations for compensation of the Company’s Executives and Directors to potential tax and accounting implications and dilutive impacts of various compensation elements to specific adjustments of particular elements of both Executive and Director compensation. Pearl Meyer & Partners provides a limited amount of other advice and consulting services for the Company, primarily in the area of our equity program.
     Role of Executives and Other Employees in Compensation Matters. The Chief Executive Officer annually reviews the performance and contribution of Executives. The conclusions reached and recommendations based on these reviews, including salary adjustments, semi-annual bonus awards and equity grants, are presented to the Committee. The Committee may exercise its discretion in modifying, accepting or rejecting these recommendations. Our Chief Administrative and Legal Officer and members of his staff facilitate the interaction between Pearl Meyer & Partners and the Committee as the case warrants.
     The Chief Executive Officer, the Chief Legal and Administrative Officer and members of the latter’s staff attend parts of meetings of the Compensation Committee. The Committee regularly meets in executive session without the Chief Executive Officer to discuss and decide elements of the compensation of the Chief Executive Officer and other Executives.
     Market Positioning. 3Com targets Executive compensation to the relevant competitive market. The competition among high technology companies for qualified executives is intense, and our strategic plans depend heavily on a committed and highly qualified Executive team. Accordingly, we generally target Executive total direct compensation, which includes base salary, bonus, and long-term incentives, at the 65th to 75th percentile of the competitive market. Compensation for any Executive may vary from these targets, up or down, based on performance, tenure, experience, prior compensation and other factors that may be judged as critical and pertinent by the Committee.
     Peer Group. Periodically, the Committee, working with Pearl Meyer & Partners, reviews its peer group to ensure that the companies selected are appropriate for compensation and performance comparison purposes. In fiscal year 2007, the peer group used by the Committee for pay comparisons and for evaluating our relative performance included:
•	Adaptec, Inc.

•	ADC Telecomm

•	Avaya, Inc.

•	Broadcom Corporation

•	Brocade Communications

•	Extreme Networks

•	Foundry Networks

•	Juniper Networks

•	Tellabs, Inc.
     At the beginning of fiscal year 2008 and primarily due to the acquisition of the balance of H3C, the Committee, with the assistance of Pearl Meyer & Partners, reevaluated the industry peer companies in light of the increased size and global footprint of the Company. The Committee developed a peer group that it believes more closely aligns with 3Com’s current business strategy, annual revenue, market capitalization, and international presence. Based on this analysis, for fiscal year 2008, the peer group to be used by the Committee for pay comparisons and for evaluating our relative performance shall be:
•	ADC Telecomm

•	Avaya, Inc.

•	Brocade Communications

•	Extreme Networks

•	Foundry Networks

•	Juniper Networks

•	McAfee, Inc.

•	Netgear, Inc.

•	Tellabs, Inc.
     Components of Executive Compensation
     Executive compensation at 3Com consists primarily of base salary, a short-term performance-based cash incentive opportunity, a long-term incentive opportunity (consisting primarily of equity-based vehicles), perquisites and other benefits. 3Com has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. We design base salary and employee benefits with the goal of attracting employees by providing a threshold level of compensation for services performed. We provide performance-based cash incentives to motivate and reward achievement of short-term performance goals. We award long-term incentives to closely align Executive interests with those of our stockholders, to promote achievement of long-term business objectives and to retain key talent.
     Base Salary. Base salaries provide a fixed amount of compensation for the Executive’s work responsibilities. In determining each Executive’s base salary, the Committee considers competitive market data for similar positions at high technology companies (including companies from our peer group), individual responsibilities and performance, and internal equity within 3Com. In June 2006 and again in July 2007, the Committee conducted its annual Executive salary review. Based upon market data and 3Com’s overall performance, the Committee did not increase base salary levels in either year.
     Annual Cash Incentive Bonus. The Company’s compensation objective is to have a significant portion of each Executive’s compensation tied to performance. To this end, the Company has established a target annual performance-based cash incentive opportunity for each Executive expressed as a percentage of base salary. In establishing the amount of target incentive, the Committee evaluates the total target cash compensation (base salary + target incentive) and compares it to benchmark data. The actual award earned may be higher or lower than this target incentive amount based on Company, divisional and/or individual performance factors.

     The Committee believes that the Company’s annual business plan and near-term business objectives are best supported by a cash incentive plan tied to performance goals established for a period of one year or less. Because of the rapidly changing industry in which 3Com competes, the Committee believes that annual or semi-annual goals can be established with greater specificity and linkage to the operating plan objectives and with less risk of error or misalignment with longer measurement periods. The Committee also believes that goals that can be achieved over an annual or semi-annual period are more effective at motivating performance and promoting retention than goals which take a longer time to achieve and are therefore inherently less under the control of the individual to accomplish. Moreover, the Committee believes that establishing annual or semi-annual plans provides the Company with the flexibility to adjust the structure and objectives of its plan to meet changes in the Company’s business and competitive environment. For example, the Committee was able to set specific financial metrics for each half of fiscal year 2007 that established a clear set of priorities and concrete financial goals for Executives and, by extension, their various organizations and teams.
     For fiscal year 2007, Executive bonus payments were issued under one of two cash incentive bonus programs: the 3Bonus Program and the H3C Cash Incentive Bonus Program. The table below indicates the percentage of base salary associated with target bonuses for each Executive under the 3Bonus Program. These percentages are unchanged for participating Executives in fiscal year 2008. The target for Dr. Zheng under the H3C program will be addressed below under the heading “H3C Cash Incentive Program.”

Target Bonus
based on % of
Officer	Base Salary
Masri	100%
Murray	100%
Halsted	65%
Goldman	65%
Hamilton	65%
Mao	100%
Willebeek-LeMair	65%
          3Bonus Program
     For the first half of fiscal year 2007, the Committee set metrics for Executives participating in the 3Bonus Program based on the achievement of specified financial goals with respect to 3Com’s operating profit on a non-GAAP basis and various segment and divisional financial results in the following categories: (1) revenue, (2) non-GAAP operating profit, and (3) contribution margin (defined as gross margin minus research and development expenses adjusted for certain items).
     For each Executive, the individual metrics were weighted between 20% and 60% of a total 100% bonus opportunity. To set realistic but challenging goals and to emphasize the criticality of at least baseline achievement of the segment operating profit metrics, the Committee determined that each metric could be earned individually and independent of thresholds for other metrics, provided that no payouts were permitted unless the segment non-GAAP operating profit metric was achieved at “threshold level” or higher.
     For the fiscal year 2007 and the first half fiscal year 2008 programs, although the “target” bonus amounts are set forth in the table above, the bonus potential ranges from 50% — 200% of target amounts, based on the degree of attainment of financial metrics. For each metric described above, the Committee set goals for payouts of bonus at three levels: “threshold” (the achievement of which would result in a payout of

50% of target bonus amounts), “target” (the achievement of which would result in a payout of 100% of target bonus amounts) and “maximum” (the achievement of which would result in the maximum payout of 200% of target bonus amounts). The programs call for actual payout to be based on a sliding scale for achievement attained in between specified levels, although no payouts result unless, at a minimum, “threshold” achievement levels were or are attained for that metric.
     For the first half of fiscal year 2007, the achievement of financial metrics within the context of the approved 3Bonus Program was reviewed by the Committee. The Committee determined that the calculated bonus payout of 80% of the target incentive was appropriate for all Executives, including the CEO, correlating to the financial performance of the business against the plan. Mr. Masri’s payout was prorated based on his effective date of employment, in accordance with his employment agreement. Mr. Murray, the President and Chief Executive Officer for the first three months of fiscal year 2007, did not receive any payout under the 3Bonus Program during fiscal year 2007.
     For the second half of fiscal year 2007, the Committee determined to adjust the 3Bonus Program to align with second half goals for consolidated Company performance, and allow for greater subjective assessment of individual Executive performance at the time of determining payout. The Committee set metrics for Executives participating in the 3Bonus Program based on the achievement of specific financial goals with respect to 3Com’s consolidated (1) revenue, (2) gross margin, and (3) non-GAAP operating profit. “Gross margin” (defined as revenue less cost of goods sold) was added as a metric in the second half due to the increasing importance of managing this aspect of performance across the organization. Because all metrics for the second half reflected consolidated measures, “contribution margin” (which is a profitability measure for a sub-unit of the organization) was not included as a metric. These three metrics were weighted between 25% - 50% of a total 100% potential target bonus opportunity. As with the 3Bonus Program for the first half of fiscal year 2007, each metric could be earned individually and independent of thresholds for other metrics, provided that no payouts were permitted unless the non-GAAP operating profit metric was achieved at “threshold” level or higher.
     For the second half of fiscal year 2007, the Committee reviewed performance relative to the pre-established consolidated financial goals and determined that, based on the relative influence of H3C, the resulting payout would have over-compensated Executives when considering performance within their areas of direct accountability. Therefore, the Committee exercised its discretion to reduce the payout amounts to better coincide with performance against the financial metrics established for each Executive’s respective business unit, and granted bonuses to Executives ranging from 25% to 74% of Executives’ target bonus amounts. The Committee applied the same principle to the determination of Mr. Masri’s payout, issuing a payout at 74% of target incentive for the period to align his bonus payout with that of the Corporate group.
     For the first half of fiscal year 2008, the Committee again set metrics for Executives participating in the 3Bonus Program based on the achievement of specified financial goals but changed the weighting of the metrics to 20% — 40% to create more of a balance of emphasis among the metrics. The metrics for the program for the first half of fiscal year 2008 are: (1) revenue, (2) non-GAAP operating profit and (3) gross margin. The Committee retains the discretion to adjust the payout levels funded under this structure based on its assessment of individual performance at the time it determines any payout.

          H3C Cash Incentive Bonus Program
     The Committee determined that it was in the Company’s best interest at this time to emphasize Dr. Zheng’s focus on the performance of H3C. Accordingly, Dr. Zheng is not a participant in the 3Bonus Program and instead is aligned with the H3C business unit of the Company as a participant in the H3C Cash Incentive Bonus Program. The H3C Cash Incentive Bonus Program, which pre-existed 3Com’s March 29, 2007 acquisition of the remaining 49% of H3C (the “Acquisition”), was based on a set pool of available earnings under H3C’s financial plan for calendar year 2006 (which is also H3C’s fiscal year). H3C’s overall financial performance for the period was just under its financial plan, so taking into account the disruptive effects of the Acquisition by 3Com, the Committee rewarded Dr. Zheng for his leadership of H3C to the full extent of his allocation.
     The portion of Dr. Zheng’s calendar year 2006 bonus that was earned in 3Com’s fiscal year 2007 was approximately $118,040. Under his employment agreement, Dr. Zheng’s annual bonus opportunity for calendar year 2007 through the term of his agreement is approximately 67% of his current base salary. Dr. Zheng’s payout for the calendar year 2007 bonus plan for H3C, if any, cannot yet be calculated.
     Prior to the Acquisition, the Board of Directors of H3C established an Equity Appreciation Rights Plan (the “EARP”) for the purpose of attracting and retaining high quality personnel by offering individual incentives to link to the success of H3C. The EARP, including the granting of annual shares in and the establishment of a supplementary pool to be distributed after the Acquisition, was administered by the H3C Board of Directors until the Acquisition. Thereafter, Dr. Zheng became an officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which required the Committee to review and approve the recommended supplementary grant of shares to him. In consideration of Dr. Zheng’s effective leadership of H3C and H3C’s strong growth and financial performance during the three-year period of time covered by the EARP, the Committee approved a supplementary grant to him valued at approximately $1,609,960 shortly after the Acquisition.
     Additional Bonus. In August 2006, upon recommendation of the Board, the Committee approved a special bonus of $50,000 to Mr. Goldman in recognition of his leadership and efforts during several executive transitions and the related transactions.
     Equity Incentives. Executives’ compensation mix emphasizes equity incentives. The Committee believes that equity compensation should be emphasized because it most directly links Executive and stockholder interests. We normally target equity compensation for Executives at the 65th percentile of the market comparisons in order to attract, retain and reward qualified Executives and focus them on long-term Company performance. The Committee, with the assistance of Pearl Meyer & Partners, determines Executive equity grants by reviewing a composite set of data which includes Black-Scholes valuation estimates of disclosed grants made by comparable companies, third-party survey data, internal comparisons, potential incremental share dilution, and the FAS123(R) costs associated with equity grants.
     Historically, 3Com’s equity incentives at the Executive level, which are usually granted on an annual basis as part of a broader Company equity program, have been in the form of stock options with time-based vesting, restricted stock with time-based vesting, restricted stock with performance vesting, and restricted stock with performance-accelerated vesting (“PAVRS”). In accordance with 3Com’s policy for granting equity awards, grants to Executives already employed by the Company are effective on the first Tuesday of the month that immediately follows the month in which grants are approved; grants to newly hired Executives are effective on the first Tuesday of the month that immediately follows the month in which they start. Stock options are issued at an exercise price equal to the closing price of the Company’s common stock on the effective date of the grant and typically vest in equal annual installments over four years. We utilize stock options as a means to directly tie Executives’ compensation to stockholder value appreciation. Restricted stock with time-based vesting is typically issued as both a means to directly tie Executives to stockholder interests and to assist in the retention of Executives by efficiently providing some certainty of value of the holdings if they remain with the Company. We issue restricted stock with performance vesting and PAVRS as a means of tying Executives to key business performance metrics that directly relate to stockholder value appreciation. Performance vesting restricted stock is forfeited if the metrics are not achieved. PAVRS is not forfeited but converts to cliff vesting, usually four years from the grant date, provided the Executive remains employed by the Company.
     The Committee has not granted nor does it intend in the future to grant, equity awards to Executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.
     In recent years, in line with market trends and the Company’s need to retain key Executives, the Company has altered its approach to equity incentives from predominantly using stock options to one that reflects an increased use of restricted stock. The Committee believes that the recent emphasis on restricted stock in the equity mix recognizes competitive market trends, balances stock options’ incentive value of increasing the value of the Company’s stock and the more certain retentive value of restricted stock. In addition, restricted stock may be a more efficient vehicle with respect to our equity plan share reserves and overall dilution, because generally fewer shares are needed to retain and motivate our Executives and other employees than is the case with stock options.
     The need to hire, retain and motivate Executives in the current competitive environment in the high technology industry and the unique demands of the integration of H3C and other structural challenges facing the Company were heavily considered in determining both the size and type of fiscal year 2007 grants. In consideration of these factors, the Committee determined to grant the annual awards to Executives at levels beyond the 65th percentile targeted in past years with special retention grants. The Committee approved a combination of stock options and restricted stock with time-based vesting to each then-current Executive other than the Chief Executive Officer, as well as awards of restricted stock with performance vesting to two Executives. In determining the allocation of the awards, the Committee analyzed the expected value of the awards currently and under various stock price scenarios, the value of prior awards to the recipients, the Executive’s target compensation in the context of relevant market data, the retention risk, the relative contribution of the Executive and the FAS123(R) costs of the proposed grants. The issued stock option grants vest 25% per year over four years, and the issued restricted stock grants with time-based vesting vest 16.7% semi-annually over three years. In recognition of the criticality of the Acquisition, the Committee awarded restricted stock with vesting dependent upon the consummation of a transaction whereby 3Com acquired additional interest in or recapitalized H3C to the two accountable Executives, the Chief Financial Officer and the Chief Legal and Administrative Officer. The amount of these awards was determined by the Committee taking into account the size and strategic value of the transaction, and the amount of value appropriate to motivate and reward the extraordinary efforts required to complete it.
     In August 2006, the Company entered into an employment agreement with Mr. Masri to succeed Mr. Murray as the Company’s President and Chief Executive Officer. The terms of that agreement included a grant of twelve million stock options, all of which were effective as of the first Tuesday of the month following his start date in accordance with the Company’s equity grant policy, and were intended to cover a four-year period under normal circumstances. Eight million five hundred thousand of these stock options were granted under a Stand Alone Stock Option Agreement and qualify as an inducement to Mr. Masri to enter into the employment under the applicable NASDAQ rules. To further encourage stockholder value creation, six million of Mr. Masri’s stock options have a premium exercise price. Specifically, three million stock options were granted at a 20% premium, and three million stock options were granted at a 30% premium to the closing price of the Company’s common stock on NASDAQ on the effective date of the grants. All of the stock options are subject to annual vesting over four years. The Committee also approved a grant to Mr. Masri of five hundred thousand restricted shares to vest annually over three years.
     Also in August 2006, the Committee approved new hire grants totaling up to two million stock options to Mr. Mao. One million of the stock options were granted effective as of the first Tuesday of the month following his start date; the remaining one million of the stock options were to have been granted if he was appointed Chief Executive Officer of H3C by April 1, 2007, in anticipation of the Acquisition. Both grants were to vest in equal increments over four years. The second grant was never made. The Company determined in March 2007 that Mr. Mao’s experience in China and the networking industry would be of greater benefit to the Company if he were a member of the Board rather than a member of management. Accordingly, the Company terminated his employment, triggering certain severance benefits, and the Board elected him as a director on March 23, 2007. See the “Severance and Change of Control Benefits” section below for a discussion of the disposition of the outstanding stock options and the triggered severance benefits upon the termination of Mr. Mao’s employment.
     In March 2007, intending to establish some direct alignment of the long-term interests of Dr. Zheng with not just the H3C business unit but the entire Company, the Committee approved a restricted stock grant of 200,000 shares that vests annually over three years in connection with his employment agreement, effective upon the Acquisition. The Committee believes that this time-based grant will also contribute to the Company’s ability to retain Dr. Zheng throughout the integration period and beyond.
     Perquisites and Other Benefits. Historically, the Company has made available to Executives benefits that are available to other employees of the Company. Executives are entitled to participate on the same basis and in the same medical, dental, vision, disability, life insurance, and other plans and programs made available to other full time employees in the applicable country of residence. The Company also provides certain additional perquisites that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain qualified individuals for certain Executive positions. Specifically, Mr. Masri, pursuant to his employment agreement, was entitled to receive a maximum of $15,000 for legal and tax expenses incurred in connection with the negotiation, preparation and execution of his employment agreement, of which a total of $10,000 was actually incurred. 3Com also purchases and maintains a $10,000,000 life insurance policy for the benefit of the Chief Executive Officer (or his estate) throughout the term of his employment, with a maximum annual premium of $30,000. The Committee has approved perquisites for other Executives on a case-by-case basis, as the situation requires, including expenses and tax equalization associated with Mr. Mao’s expatriate assignment in China, and automobile lease and travel cost reimbursement to Mr. Hamilton. Pursuant to the terms of his employment agreement prior to our acquisition of TippingPoint, Mr. Hamilton was entitled to a housing allowance. The Company subsequently modified the benefit to cover an automobile lease and travel expenses for commuting to our offices in Austin, Texas. Such benefits were subject to an initial gross-up of the taxable values to Mr. Hamilton. The Committee approved the extension of these benefits to Mr. Hamilton for fiscal year 2008 in light of the need to retain his services while the Company contemplates strategic options for the TippingPoint business unit.
     The Company has a 401(k) tax-qualified retirement savings plan pursuant to which all U.S.-based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amounts prescribed by the Internal Revenue Service. The Company will match 3% of the amount contributed by the employee. The Company matching contributions vest annually in thirds through the first three years of employment with 3Com and are fully vested thereafter. Participants in the Company’s 401(k) plan direct their own investments, which does not include Company stock. Other than these generally available plans, there are no other deferred savings plans in which the Executives participate.

     Attributed costs of the personal benefits described above for the Executives for the fiscal year ended June 1, 2007, are included in the column entitled “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2007” table in this proxy statement.
     Severance and Change of Control Benefits
     Consistent with market practice as reviewed and reported on by Pearl Meyer & Partners regarding compensation for chief executive officers and other executives, and to retain and promote focus of our management team, the Executives are covered by arrangements which specify payments in the event the Executive’s employment is terminated under certain circumstances, including instances of constructive discharge resulting in the Executive’s resignation for certain specified reasons.
     Our Chief Executive Officer is entitled to severance benefits if he is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in his employment agreement). If such termination is not in connection with a “Change of Control,” (as such term is defined in his employment agreement), the severance benefits include 12 months of base salary plus the payment of Mr. Masri’s target annual cash incentive for the year in which the termination occurs, 12 months of accelerated vesting of outstanding equity awards (other than performance-based awards) and up to 18 months of reimbursement for premiums paid under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). He is also entitled to an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option or 90 days provided for in the Company’s 2003 Stock Plan to the earlier of the expiration of the stock option or 165 days, as well as continuation for up to one year of the life insurance policy in effect at the time of his termination. If such termination is in connection with a Change of Control, Mr. Masri is entitled to severance benefits including two years of base salary, the payment of two times his annual cash incentive for the year in which the termination occurs, full vesting of outstanding equity awards (other than performance-based awards), up to 18 months of reimbursement for premiums paid for COBRA coverage, an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option or 90 days provided for in the Company’s 2003 Stock Plan to the earlier of the expiration of the stock option or 165 days, and continuation for up to one year of the life insurance policy in effect at the time of his termination. The Committee believes that conditioning Change of Control benefits on the “double trigger” of both altered control and termination avoids a windfall payment to the Executive.
     In accordance with prevailing practice as reported by Pearl Meyer & Partners to the Committee in the context of its review of Mr. Masri’s compensation arrangements at the time of his hiring, Mr. Masri is also entitled to full gross-up payments for excise taxes owed in connection with any “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, provided that the Company may elect not to make such payments in certain instances including if they would not significantly benefit Mr. Masri.
     In the event of termination without “Cause” or resignation for “Good Reason” (as those terms are defined in our Section 16 Officer Severance Plan and our forms of Management Retention Agreements), our other current Executives are entitled to receive 12 months of base salary, payment of their pro-rated earned cash incentive bonus for the year of termination (based on days worked), acceleration of six months outstanding equity awards (other than performance-based awards), and continuation of Company-paid premiums for health, dental and vision benefits for a period not to exceed 12 months, if such coverage is elected pursuant to COBRA. If such termination or resignation is in connection with a “Change of Control” (as such term is defined in our Section 16 Officer Severance Plan and our forms of Management Retention Agreements), these Executives also receive acceleration of all outstanding equity and payment of a year’s target bonus amount and continued coverage of employee benefits for a period not to exceed 2 years (instead of 12 months). The gross-up protection for current Executives other than the Chief Executive Officer are limited to circumstances where the “parachute payments” would be greater than 3.59 times the “base amount” as those terms are defined by applicable tax regulations.

     In addition to the severance benefits described just above, Mr. Hamilton is eligible for a modified severance if he chooses to resign between August 2, 2007 and November 2, 2007 with an effective date in November 2007. This modified severance includes six months of salary and benefits for Mr. Hamilton, one-half his annualized target bonus as well as acceleration by six months of time-based equity and 12.5% of performance-based equity. The Company extended this severance protection to Mr. Hamilton to retain him for a defined period of time while the Company was contemplating strategic options for its TippingPoint business unit.
     Dr. Zheng is entitled to severance benefits if he is terminated without a “Valid Reason” (as that term is defined in his employment agreement) that include a payment equal to one month of his base salary per year of service with the Company, and an additional 12 months of base salary. Dr. Zheng’s benefits under the Section 16 Officer Severance Plan, his Severance Benefit Agreement or his Management Retention Agreement shall be offset and reduced by some of the specific severance benefits for which he is eligible under his employment agreement.
     Each Executive is required to execute a general release and is subject to certain restrictive covenants in connection with the receipt of any severance benefits, generally including non-solicitation of employees, non-competition and non-disparagement covenants.
     Mr. Mao received severance upon the termination of his employment on March 23, 2007, prior to his appointment as a member of the Board that same date. Given the importance of the Acquisition and the H3C business unit to the Company’s overall strategy, the Committee believes the severance was appropriate and necessary to secure the services of an executive with extensive experience in China. Mr. Mao received severance benefits including a payment of $800,000, accelerated vesting of 250,000 stock options as well as an extended exercise period through September 4, 2007, fully-paid health benefits for up to eighteen months, and fully-paid life insurance premiums for up to 12 months. His severance agreement includes a general release as well as certain non-solicitation covenants.
     Impact of Tax and Accounting Treatment
     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation of more than $1 million paid to the corporation’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated Executives. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee has reviewed 3Com’s 3Bonus Program and has weighed the benefits of compliance against the burdens. While the Committee’s intent is to maximize the deductibility of Executive compensation to the extent reasonable, the Committee has chosen not to qualify the 3Bonus Program at this time in order to maintain flexibility. The Committee believes that any loss of deductibility will not be material to 3Com’s results and that the burdens of compliance outweigh the benefits. 3Com’s stock option plans, however, are designed to comply with Section 162(m), so stock option grants under the plans are generally tax deductible upon exercise.

COMPENSATION COMMITTEE REPORT
     We, the Compensation Committee of the Board of Directors of 3Com Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, the Company’s Annual Report on Form 10-K for the year ended June 1, 2007.

Compensation Committee:
Gary T. DiCamillo, Chair
Paul G. Yovovich

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table contains information concerning the compensation of (1) our current Chief Executive Officer, (2) our former Chief Executive Officer who served in such capacity during fiscal year 2007, (3) our former Chief Financial Officer who was serving in such capacity at the end of fiscal year 2007, (4) our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2007 and (5) two additional persons who were executive officers during fiscal year 2007 (but were not executive officers at the end of fiscal year 2007) and would have been one of the three most highly compensated executive officers in the table below had they been executive officers at the end of fiscal year 2007.

Summary Compensation Table for Fiscal Year 2007

										Change in
										Pension Value
										and Nonquali-
								Non-Equity		fied Deferred
					Stock	Option		Incentive Plan		Compen-	All Other
	Fiscal				Awards	Awards		Compensation		sation	Compen-
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)(1)	($)(1)		($)		Earnings ($)	sation ($)		Total ($)
Edgar Masri President and Chief Executive Officer	2007	510,068	—		546,099	3,482,252		391,637	(2)	—	56,442	(3)	4,986,498

Neal D. Goldman Executive Vice President, Chief Administrative and Legal Officer and Secretary	2007	375,000	50,000	(4)	1,184,636	482,233		188,844	(5)	—	6,600	(6)	2,287,313

Dr. Shusheng Zheng Chief Operating Officer, H3C Technologies Co., Limited (7)	2007	176,866	—		42,312	—		2,790,411	(8)	3,490 (9)	—		3,013,079

James Hamilton Senior Vice President and President, TippingPoint Division	2007	350,000	—		245,745	727,541		119,802	(10)	—	52,700	(11)	1,495,788

R. Scott Murray Former President and Chief Executive Officer (12)	2007	139,292	—		—	—		—		—	50,128	(13)	189,420

Dr. Marc Willebeek-LeMair Current Senior Vice President and Chief Technology Officer (14)	2007	350,000	—		1,135,386	507,908		119,802	(15)	—	4,688	(16)	2,117,784

Donald M. Halsted, III Former Executive Vice President and Chief Financial Officer (17)	2007	350,000	—		1,031,299	424,086		176,254	(18)	—	6,737	(19)	1,988,376

Robert Y. L. Mao Former Executive Vice President, Corporate Development; Current Director (20)	2007	239,529	—		—	531,018	(21)	91,100	(22)	—	980,060	(23)	1,841,707

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R, and thus may include amounts from awards granted during and prior to fiscal year 2007. See the “Grants of Plan-Based Awards in 2007 Fiscal Year” table in this proxy statement for a detailed description of stock and option awards granted in fiscal year 2007.

(2)	Consists of Mr. Masri’s semi-annual cash incentive bonus payments of $148,054 for the first half of fiscal year 2007 and $243,583 for the second half of fiscal year 2007.

(3)	Consists of term life insurance premiums and tax gross-ups related to the payment of these premiums of $34,842 provided for under Mr. Masri’s employment agreement, company matching contributions to Mr. Masri’s 401(k) plan of $11,600, and $10,000 reimbursement for legal expenses incurred in connection with the negotiation, preparation, and execution of Mr. Masri’s employment agreement.

(4)	Represents a bonus paid to Mr. Goldman in August 2006 in recognition of his leadership throughout the Chief Executive Officer transition.

(5)	Consists of Mr. Goldman’s semi-annual corporate bonus plan payments of $97,500 for the first half of fiscal year 2007 and $91,344 for the second half of fiscal year 2007.

(6)	Represents company matching contributions to Mr. Goldman’s 401(k) plan of $6,600.

(7)	Payments to Dr. Zheng are made in Chinese Yuan Renminbi (RMB). The amounts in this table are denoted in U.S. Dollars (USD), based on a conversion rate of .1276 RMB to $1 USD. This is the average of the daily conversion rates for each business day of fiscal year 2007, as quoted by Oanda.com.

(8)	Consists of $118,040 reflecting the portion of Dr. Zheng’s calendar year 2006 bonus that was earned in 3Com’s fiscal year 2007 and $2,672,341 of earned payout under the H3C Equity Appreciation Rights Plan, of which $1,062,451 was paid in May 2007 and $1,609,890 will be paid over the next three years subject to Dr. Zheng’s continued employment on the payment dates. H3C operates on a calendar year basis, resulting in Dr. Zheng’s bonus being determined only for a portion of 3Com’s fiscal year 2007.

(9)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2007.

(10)	Consists of Mr. Hamilton’s semi-annual corporate bonus plan payments of $91,000 for the first half of fiscal year 2007 and $28,802 for the second half of fiscal year 2007.

(11)	Consists of payments made to Mr. Hamilton for (a) an automobile lease of $16,408, (b) airline, hotel, and automobile rental expense associated with travel from his home to his work location in Austin, TX of $18,427, (c) gasoline expense associated with travel from his home to his work location in Austin, TX of $3,920, and (d) a gross-up amount of $13,946 for the aforementioned expenses.

(12)	Mr. Murray resigned from the positions of President and Chief Executive Officer as of the close of business on August 17, 2006.

(13)	Includes term life insurance premiums and tax gross-ups related to the payment of these premiums of $50,128 provided for under Mr. Murray’s employment agreement.

(14)	Dr. Willebeek-LeMair continues to serve as the Company’s Senior Vice President and Chief Technology Officer, however, he ceased to be a Section 16 executive officer on March 28, 2007.

(15)	Consists of Dr. Willebeek-LeMair’s semi-annual corporate bonus plan payments of $91,000 for the first half of fiscal year 2007 and $28,802 for the second half of fiscal year 2007.

(16)	Represents company matching contributions to Dr. Willebeek-LeMair’s 401(k) plan of $2,423 and a patent award of $2,265.

(17)	Mr. Halsted is the Company’s former Executive Vice President and Chief Financial Officer. He resigned from those positions as of June 22, 2007 and his employment with the Company terminated July 27, 2007.

(18)	Consists of Mr. Halsted’s semi-annual corporate bonus plan payments of $91,000 for the first half of fiscal year 2007 and $85,254 for the second half of fiscal year 2007.

(19)	Represents company matching contributions to Mr. Halsted’s 401(k) plan of $6,737.

(20)	Mr. Mao’s employment as Executive Vice President, Corporate Development terminated on March 23, 2007, upon his appointment to the Company’s Board.

(21)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R for employee grants of $519,649 and director grants of $11,369.

(22)	Includes Mr. Mao’s semi-annual corporate bonus plan payments of $91,000 for the first half of fiscal year 2007.

(23)	The amount reported reflects (a) severance payments including (i) one year of annualized base salary at $400,000 and one year of target bonus at $400,000, (ii) the estimated aggregated monthly company-paid premiums of $18,569 for health, dental, or vision coverage beginning on Mr. Mao’s termination date and continuing for an 18-month period and (iii) estimated company-paid premiums for continued coverage under basic term life insurance of $4,500 for an 18-month period, (b) $25,594 in expatriate allowances, and (c) $131,397 in company paid expatriate tax cost and associated gross-up.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2007. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2007 Fiscal Year-End” table below.
Grants of Plan-Based Awards in 2007 Fiscal Year

								All Other
								Stock	All Other Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Shares of	Securities	Price of	Stock and
		Equity Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (2)	Options (3)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($) (4)
Edgar Masri	09/05/06				—	—	—	500,000 (5)			2,225,000
	09/05/06								6,000,000 (6)	4.4500	10,465,800
	09/05/06								3,000,000	5.3400	4,400,400
	09/05/06								3,000,000	5.7850	4,046,700
	N/A	325,000	650,000	1,300,000

Dr. Shusheng Zheng	04/03/07	—	204,193	—	—	—	—	200,000	—	—	786,000

Neal D. Goldman	09/05/06
	09/05/06				—	—	—	350,000	—	—	1,557,500
	N/A	121,875	243,750	487,500					475,000	4.4500	828,543

Dr. Marc Willebeek-LeMair	09/05/06
	09/05/06				—			225,000			1,001,250
	N/A	113,750	227,500	455,000		—	—		475,000	4.4500	828,543

James Hamilton	09/05/06
	09/05/06				—	—	—	225,000			1,001,250
	N/A	113,750	227,500	455,000					475,000	4.4500	828,543
R. Scott Murray	—	—	—	—	—	—	—	—	—	—	—

Donald M. Halsted, III	09/05/06
	09/05/06							350,000			1,557,500
	N/A	113,750	227,500	455,000	—	—	—		475,000	4.4500	828,543
Robert Y. L. Mao	09/05/06
	3/28/07				—	—	—	—	1,000,000	4.4500	1,744,300
	N/A	200,000	400,000	800,000					104,500 (7)	3.9200	206,262

(1)	Each of the named executive officers (other than Dr. Zheng) participated in 3Com’s 3Bonus Program in fiscal year 2007. In May 2006, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning June 1, 2006 and ending November 30, 2006 (first half). In November 2006, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning December 1, 2006 and ending June 2, 2007 (second half). The amounts shown under “Threshold” represent payment of 50% of the target 3Bonus for a full year performance period, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of target bonus for a full year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for a full year performance period, the maximum amount payable under the plan. The actual 3Bonus payments for fiscal year 2007 have been paid. The total fiscal year 2007 payment to each named executive officer is provided in the “Summary Compensation Table for Fiscal Year 2007” table in this proxy statement, and a description of our short-term incentive plan is provided in the section of this proxy statement entitled “Compensation Discussion and Analysis”. Dr. Zheng’s bonus under the H3C Cash Incentive Bonus Program is described in the section entitled “Compensation Discussion and Analysis.” Dr. Zheng’s target is 1.6 million RMB, or $204,193, however there is no “threshold” or “maximum.” We used a conversion rate of .1276 RMB to $1 USD.

(2)	Represents grants of restricted stock. These shares vest in six equal installments over three years, except for the shares held by Mr. Masri (see footnote 6).

(3)	Options were issued with an exercise price equal to the fair market value on the date of grant, which is the closing price of the Company’s common stock as quoted on Nasdaq. The shares vest in four equal, annual installments and will expire seven years from the date of grant.

(4)	Represents the total dollar fair market value on the grant date of the option. The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model. The grant date fair value of restricted stock is calculated by multiplying the closing price of the Company’s common stock as quoted on Nasdaq on the date of grant by the number of shares granted.

(5)	Pursuant to his employment agreement, Mr. Masri received new hire restricted shares. These shares vest in three equal annual installments.

(6)	Pursuant to his employment agreement, Mr. Masri received new hire stock options. These shares vest in four equal annual installments

(7)	These options were issued to Mr. Mao in his capacity as a director of the Company, not an executive officer.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2007.
Outstanding Equity Awards at 2007 Fiscal Year-End

				Option Awards			Stock Awards
										Equity
				Equity						Incentive	Equity Incentive
				Incentive						Plan Awards:	Plan Awards:
				Plan Awards:						Number of	Market or
	Number of			Number of					Market Value	Unearned	Payout Value of
	Securities		Number of	Securities			Number of		of Shares or	Shares, Units	Unearned
	Underlying		Securities	Underlying			Shares or Units		Units of Stock	or Other	Shares, Units or
	Unexercised		Underlying	Unexercised	Option	Option	of Stock that		That Have	Rights That	Other Rights
	Options (#)		Options (#)	Unearned	Exercise	Expiration	Have Not		Not Vested	Have Not	That Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	Vested (#)		($)	Vested (#)	Vested ($)
Edgar Masri	0	(1)	6,000,000	—	4.4500	09/05/13	500,000	(2)	2,345,000	—	—
	0	(1)	3,000,000		5.3400	09/05/13
	0	(1)	3,000,000		5.7850	09/05/13
Dr. Shusheng Zheng	—		—	—	—	—	200,000	(2)	938,000	—	—

Neal D. Goldman	247,500	(1)	82,500	—	6.1900	09/29/10	369,166	(4)	1,731,389	—	—
	60,000	(1)	60,000		4.9900	07/26/11
	37,500	(1)	112,500		3.5800	07/01/12
	50,000	(1)	150,000		3.8900	11/11/12
	0	(1)	475,000		4.4500	09/05/13
Dr. Marc Willebeek-LeMair	6,495	(1)	0	—	0.5400	02/07/12	287,500	(5)	1,348,375	—	—
	200,000	(1)	0		3.6500	02/01/12
	65,000	(1)	0		3.1100	05/16/12
	125,000	(1)	375,000		3.9700	11/02/12
	0	(1)	475,000		4.4500	09/05/13

James Hamilton	25,000	(1)	25,000	—	3.6500	02/01/12	187,500	(3)	879,375	—	—
	250,000	(1)	750,000		3.9700	11/02/12
	0	(1)	475,000		4.4500	09/05/13
R. Scott Murray (7)	—		—	—	—	—	—		—	—
Donald M. Halsted, III	212,500	(1)	212,500	—	4.9900	07/26/11	337,500	(6)	1,582,875	—	—
	56,250	(1)	168,750		3.5800	07/01/12
	0	(1)	475,000		4.4500	09/05/13

Robert Y.L. Mao	250,000	(1)	0	—	4.4500	09/05/13	—		—	—	—
	0	(1)	104,500		3.9200	03/28/14

(1)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests in four equal annual installments on the anniversary of the date of grant.

(2)	Vests in three equal annual installments on the anniversary of the date of grant.

(3)	Vests in six equal installments over the three years. The first vesting date is six months from the date of grant, and subsequent vesting occurs at six-month intervals.

(4)	The award granted on September 29, 2003 vests over four years, with 5,000 shares unvested at the 2007 fiscal year end. The award granted on July 26, 2004 has performance-based vesting with a four year cliff, with 60,000 shares unvested at the 2007 fiscal year end. The award granted on July 1, 2005 has a three year vesting period, with 26,666 shares unvested at the 2007 fiscal year end. Another award granted on July 1, 2005 has performance-based vesting with a four year cliff, with 40,000 shares unvested at the 2007 fiscal year end. The award granted on November 11, 2005 vests over two years, with 50,000 unvested at the 2007 fiscal year end. The award granted on September 5, 2006 vests over 3 years, with 187,500 shares unvested at the 2007 fiscal year end.

(5)	The award granted on December 1, 2005 has performance-based vesting with a four year cliff, with 100,000 shares unvested at the 2007 fiscal year end. The award granted on September 5, 2006 vests over three years, with 187,500 shares unvested at the 2007 fiscal year end.

(6)	The award granted on July 26, 2004 vests over four years, with 25,000 shares unvested at the 2007 fiscal year end. The award granted on July 1, 2005 vests over three years, with 25,000 shares unvested at the 2007 fiscal year end. Another award granted on July 1, 2005 has performance-based vesting with a four year cliff, with 75,000 shares unvested at the 2007 fiscal year end. The award granted on September 5, 2006 vests over three years, with 187,500 shares unvested at the 2007 fiscal year end.

(7)	Mr. Murray resigned from the positions of President and Chief Executive Officer of the Company as of the close of business on August 17, 2006.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2007.
Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#) (1)	on Vesting ($)
Edgar Masri	—	—	—	—
Dr. Shusheng Zheng	—	—	—	—
Neal D. Goldman	—	—	230,834	969,795
Dr. Marc Willebeek-LeMair	—	—	392,500	1,721,825
James Hamilton	—	—	37,500	135,375
R. Scott Murray	—	—	—	—
Donald M. Halsted, III	—	—	215,000	888,650
Robert Y. L. Mao	—	—	—	—

(1)	Reflects restricted shares that vested in fiscal year 2007.
The following table sets forth the pension plan benefits provided to Dr. Zheng by H3C Technologies Co., Limited, our China-based subsidiary.
Pension Benefits

		Number of
		years of
		Credited	Present Value of	Payments During Last
Name	Plan Name	Service (#)(1)	Accumulated Benefit($)(2)	Fiscal Year ($)
Dr. Shusheng Zheng	Compulsory Social Insurance	3.5	9,180	—

(1)	Reflects H3C service from November 2003 through June 2007.

(2)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during his tenure with H3C. Such amounts were converted into U.S. dollars at a rate of .1276 RMB to $1 USD. This is the average of the daily conversion rates for each business day of fiscal year 2007, as quoted by Oanda.com.
The Compulsory Social Insurance Plan is the only pension plan that 3Com sponsors, and is a PRC-government-mandated plan that applies to all employees of H3C resident in the PRC. H3C cannot exercise discretion with respect to amounts it contributes to Dr. Zheng or any of its employees, but instead must make contributions required by Chinese regulations.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
Employment Arrangements
     Set forth below is a summary of the employment arrangements with our currently-employed named executive officers listed in the “Summary Compensation Table for Fiscal Year 2007” table in this proxy statement and our current Executive Vice President and Chief Financial Officer. All of the employment arrangements described below (other than the agreement entered into with Dr. Zheng) are “at-will.” The individuals are: Edgar Masri, Neal D. Goldman, Jay Zager, James Hamilton, Dr. Shusheng Zheng and Dr. Marc Willebeek-LeMair.
Edgar Masri
     On August 8, 2006, we entered into an at-will employment agreement with Mr. Masri pursuant to which he agreed to serve as the Company’s President and Chief Executive Officer, effective August 18, 2006. The terms of the agreement include:
•	A base salary of $650,000 per year;

•	Eligibility to receive an annual cash incentive payment for the achievement of performance goals established by the Board of Directors or the Compensation Committee, with a target of no less than 100% of Mr. Masri’s base salary and a maximum of 200% of Mr. Masri’s base salary;

•	An obligation of the Company to grant the following stock options to Mr. Masri, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Masri’s continued employment on each scheduled vesting date:
•	6,000,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on the first Tuesday of the month following the month in which Mr. Masri commences employment with us (the “First Tranche”);

•	3,000,000 shares of the Company’s common stock at an exercise price of 20% above the exercise price of the First Tranche; and

•	3,000,000 shares of the Company’s common stock at an exercise price of 30% above the exercise price of the First Tranche.
•	The first 3.5 million stock options of the First Tranche were granted under the terms of our 2003 Stock Plan, as amended. The remaining stock options were granted under the terms of a Stand Alone Stock Option Agreement;

•	An obligation of the Company to grant 500,000 shares of restricted stock to Mr. Masri, which shares vest annually and ratably over the three-year period following his commencement of employment with us;

•	The payment of 12 months of base salary plus the payment of Mr. Masri’s target annual incentive for the year in which the termination occurs, 12 months of accelerated vesting of outstanding equity awards (other than performance-based awards), up to 18 months of reimbursement for premiums paid for COBRA coverage, an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option by its terms or 165 days, and continuation for up to one year of the life insurance policy in effect at the time of his termination, if Mr. Masri’s employment is terminated without cause or he resigns for good reason, other than in connection with a change of control;
•	The payment of two years of base salary plus the payment of two times Mr. Masri’s target annual incentive for the year in which the termination occurs, full vesting of outstanding equity awards (other than performance-based awards), up to 18 months of reimbursement for premiums paid for COBRA coverage, an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option by its terms or 165 days, continuation for up to one year of the life insurance policy in effect at the time of his termination, and excise tax gross-up payments if Mr. Masri’s employment is terminated without cause or he resigns for good reason in connection with a change of control; and

•	An agreement by Mr. Masri not to solicit for employment any employee of the Company, an agreement not to compete with the Company and an agreement not to disparage the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.
Neal D. Goldman
     On September 12, 2003, we entered into an offer letter agreement with Mr. Goldman pursuant to which he agreed to serve as the Company’s Senior Vice President Management Services, General Counsel and Secretary. The terms of the offer letter agreement include:
•	A base salary of $375,000 per year;

•	A one-time signing bonus of $300,000, with $150,000 paid within thirty days of Mr. Goldman’s start date and the remaining $150,000 paid one year after Mr. Goldman’s start date;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	An obligation of the Company to grant Mr. Goldman stock options to purchase 330,000 shares of the Company’s common stock, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date; and

•	An obligation of the Company to grant 20,000 shares of restricted stock to Mr. Goldman, which shares vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date.
     Mr. Goldman is entitled to the severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”.
     Mr. Goldman has agreed (i) not to solicit for employment any employee of the Company during the term of his employment with the Company until the one year anniversary following termination of employment and (ii) not to solicit customers of the Company during the term of his employment with the Company until the date that is six months following termination of employment.

Jay Zager
     On May 9, 2007, we entered into an offer letter agreement with Mr. Zager pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective June 23, 2007. The terms of the offer letter agreement include:
•	A base salary of $400,000 per year;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	A one-time signing bonus of $200,000;

•	An obligation of the Company to grant Mr. Zager stock options to purchase 500,000 shares of the Company’s common stock , which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	An obligation of the Company to grant 300,000 shares of restricted stock to Mr. Zager, which shares vest as to 25% on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	The severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”; and

•	An agreement by Mr. Zager not to solicit for employment any employee of the Company, and not to solicit customers of the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.
James Hamilton
     On November 2, 2005, we entered into a new offer letter agreement with James Hamilton pursuant to which Mr. Hamilton agreed to serve as the Company’s Senior Vice President and President, TippingPoint Division. The terms of the offer letter agreement include:
•	A base salary of $350,000 per year;

•	An increased housing allowance to $4,000 per month until the earlier of (i) October 31, 2006, which was subsequently extended through the end of fiscal year 2008, or (ii) relocation to Austin, TX or Marlborough, MA. This allowance was subsequently modified to include an automobile lease (in lieu of the housing allowance) and travel cost reimbursement for commuting from his home to our Austin, TX office, including airfare, car rental, gas and hotel expenses. In addition, Mr. Hamilton is entitled to an initial gross-up of the taxable values;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	An obligation of the Company to grant Mr. Hamilton stock options to purchase 1,000,000 shares of the Company’s common stock, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Hamilton’s continued employment on each scheduled vesting date; and

•	Acceleration of vesting of an outstanding grant of 25,000 shares of restricted stock such that the stock fully vested on February 1, 2006.
     Mr. Hamilton is entitled to the severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”.
     In addition, on February 28, 2007, we agreed to the following alternate severance benefit that would apply solely in the event that Mr. Hamilton voluntarily resigns from employment for any reason (other than for good reason, as such term is defined in the letter agreement) with an effective date during the month of November 2007:
•	The payment of six months base salary plus the payment of one-half of Mr. Hamilton’s annualized target bonus, six months of accelerated vesting of outstanding equity awards subject to time-based vesting, accelerated vesting of 12.5% of each equity award not subject to time-based vesting (other than cliff vesting), and the continuation for up to six months of the Company-paid portion of the premiums for COBRA coverage. Payments will be made through regular (bi-weekly) payroll and bonus payment practices, and will be subject to applicable withholding and reduced by severance benefits pursuant to any other contract with us. These benefits are subject to the release agreement described below under the heading “Severance and Change-of-Control Benefits”, although the restrictive period shall be six months (as opposed to one year).
     Mr. Hamilton has also agreed not to solicit for employment any employee of the Company, not to solicit Company customers, and not to compete with the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment, or in the case of the voluntary resignation event described above, a six-month restrictive period.
Dr. Shusheng Zheng
     On March 5, 2007, H3C Technologies Co., Limited, our China-based subsidiary, entered into an employment agreement with Dr. Shusheng Zheng, effective March 29, 2007, whereby Dr. Zheng would continue in his role as H3C’s Chief Operating Officer. The terms of the agreement include:
•	A term of two years, subject to early termination under certain conditions;

•	A base salary of RMB 2,400,000 per year;

•	Eligibility under H3C’s discretionary bonus plan, called the H3C Cash Incentive Bonus Program, to receive an annual cash incentive payment for the achievement of H3C and individual performance goals established by the Board of Directors or the Compensation Committee of 3Com, with an annual target of no less than RMB 1,600,000 per year;

•	Eligibility under a long-term incentive plan to be designed in the future payable on a discretionary basis in cash or 3Com equity, at 3Com’s discretion, for the achievement of H3C and individual performance goals established by the Board of Directors or the Compensation Committee of 3Com;

•	Participation in H3C’s senior executive benefits programs;

•	An obligation of the Company to grant 200,000 restricted stock units, or RSUs, under the Company’s 2003 Stock Plan, which RSUs vest as to one-third of the underlying shares on each anniversary of the grant date, assuming Dr. Zheng’s continued employment on each scheduled vesting date;

•	The change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits,” provided that such benefits are offset and reduced by some of the specific benefits described below; and

•	Entitlement to the following severance benefits:
o	If the Company terminates Dr. Zheng without valid reason, as defined in the agreement, he is entitled to:
•	a lump sum severance payment of one month’s base salary for each year of service with H3C, provided Dr. Zheng signs a release of claims and a non-disparagement agreement; and

•	vesting and payout of any remaining EARP shares;
o	In exchange for the non-hire and non-compete provisions in the final paragraph of this section, upon termination of employment a payment of one year of Dr. Zheng’s base salary at the time of termination of employment, payable in accordance with the Company’s regular payroll practices;

o	The severance benefits described below under the heading, “Severance and Change-of-Control Benefits”, provided that such benefits are offset and reduced by some of the specific benefits described above; and
•	An agreement by Dr. Zheng not to (i) work for a competitor, which is defined generally and also specifically to include several named competitors including Huawei Technologies, (ii) solicit to hire or hire, directly or indirectly, any 3Com or H3C employee, (iii) engage in business in competition with the business of 3Com or H3C with any client, customer, account, distributor or vendor, (iv) serve as a consultant, director, and the like of a competitor, (v) own any ownership interest in a competitor and/or (vi) participate in the organization or management of a competitor, in each case for a period of one year following the termination of employment.
Dr. Marc Willebeek-LeMair
     On November 2, 2005, we entered into an offer letter agreement with Dr. Willebeek-LeMair pursuant to which Dr. Willebeek-LeMair agreed to serve as the Company’s Chief Technology Officer and Senior Vice President, effective November 2, 2005. The terms of the offer letter agreement include:
•	A base salary of $350,000 per year;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	An obligation of the Company to grant Dr. Willebeek-LeMair stock options to purchase 500,000 shares of the Company’s common stock, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Dr. Willebeek-LeMair’s continued employment on each scheduled vesting date;

•	An obligation of the Company to grant Dr. Willebeek-LeMair 200,000 shares of restricted stock, which shares vested as to 100% of the underlying shares on the first anniversary of the grant date;

•	An obligation of the Company to grant Dr. Willebeek-LeMair 200,000 shares of restricted stock, which shares vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Dr. Willebeek-LeMair’s continued employment on each scheduled vest date, and which shares shall be subject to accelerated vesting upon attainment of strategic objectives established by our President and Chief Executive Officer; and

•	An obligation of the Company to accelerate the vesting of Dr. Willebeek-LeMair’s then-existing equity holdings, pursuant to which 50% vested on February 1, 2006 and the remaining 50% vested on February 1, 2007.
Dr. Willebeek-LeMair has also agreed not to solicit for employment any employee of the Company, not to solicit Company customers, and not to compete with the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.
Severance and Change-of-Control Benefits
     We provide severance benefits to each of our executive officers. Except for Mr. Masri, whose severance benefits are contained in his employment agreement, these benefits are contained in a severance plan and accompanying severance benefits agreements. We also provide change-of-control benefits to each of our executive officers. Except for Mr. Masri, whose change-of-control benefits are contained in his employment agreement, these benefits are contained in a management retention agreement (of which we have two forms). The material terms of these severance and change-of-control benefits are set forth below.
Severance Plans
     On September 11, 2006, the Board adopted an amended and restated Section 16 Officer Severance Plan and an Above Grade Severance Plan. These plans are identical and together cover all of the executives named above other than Mr. Masri. Mr. Masri’s severance benefits are described above under the summary of his employment arrangements. The plan contains the following provisions:
     Eligibility. Participants will only receive plan benefits upon involuntary termination of employment without cause or voluntary termination for good reason (as defined in the plan). The receipt of benefits is conditioned on signing, and complying with the terms of, a release agreement that includes (i) a non-solicitation provision prohibiting solicitation of employees, business opportunities, customers, distributors or vendors for one year following termination, (ii) a non-competition provision prohibiting direct or indirect competition for one year following termination and (iii) a non-disparagement provision.
     Severance Payments. Participants will receive:
•	One year of the participant’s annualized base salary as of the termination date; and

•	If earned, the participant’s incentive bonus for the bonus period in which the termination date occurs, pro-rated based on number of days worked during the bonus period.
Payments will be made through regular (bi-weekly) payroll and bonus payment practices, and will be subject to applicable withholding and reduced by severance benefits pursuant to any other contract with us.
     Health, Dental & Vision Benefits; Life Insurance. If elected, participants will receive continuation of coverage under health, dental, and vision insurance plans pursuant to COBRA and continuation of the company-paid portion of the premiums for the elected coverage under the plans until the earlier of: (i) one year from the termination date, or (ii) the date upon which the person becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). In addition, participants will receive continued coverage under basic term life insurance for the same period.
     Equity Compensation. Participants will receive:
•	Six months of accelerated vesting of outstanding equity subject to time-based vesting; and

•	Extension of the exercise period for vested stock options to the earlier of: (i) one hundred and sixty-five calendar days from the termination date; or (ii) the original term of the stock option grant.
     Tax Provision. Notwithstanding the foregoing, if we reasonably determine that Section 409A of the Internal Revenue Code will result in the imposition of additional taxes or penalties based on the payment of benefits within the first six months following the termination date, we will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six months and one day after the termination date.
     We enter into individual severance benefit agreements with our executives that provide a contractual basis for the severance benefits contained in these plans and continue once the individual is no longer an officer covered by these plans.
     Mr. Hamilton has an alternate severance benefit in a limited circumstance described above under the description of his employment arrangement. Dr. Zheng has additional severance benefits described above under the description of his employment agreement, provided that the benefits described in this section are offset by any benefits he receives under his employment agreement.
Change-of-Control Benefits
     We have approved two forms of change-of-control benefits, which take the form of individual management retention agreements we execute with our executives. The first form applies to Mr. Goldman, Mr. Hamilton and Dr. Willebeek-LeMair. The second form applies to Mr. Dechant, Mr. Zager and Dr. Zheng, and is intended to apply to future executive officers of the Company. Mr. Masri has change-of-control benefits in his employment agreement and therefore such benefits are described under the above description.
     Following a qualifying event involving a change of control (as described below), benefits include:
•	A payment equal to 100% of such officer’s annual base salary and target annual bonus. Under the first form, the payment is in a lump sum; under the second form, the payments are payable in accordance with regular payroll practices;

•	A pro-rated bonus payment for the year in which the change-of-control occurs. Under the first form, the payment is paid in a lump sum and it is pro rated based on days in the year prior to the change-of-control event. Under the second form, the payment is made in accordance with regular payroll practices, is payable only on earned incentive bonus for the bonus period in which the termination date occurs (based on attainment of actual performance metrics) and is pro-rated based on days in the bonus period prior to the termination (unless the termination occurs prior to the change-of-control, in which case the pro-ration is based on the days in the bonus period prior to the change-of-control);

•	Continued coverage of employee benefits until the earlier of two years from the date of termination or when such officer receives comparable benefits from another employer;

•	Full accelerated vesting of equity compensation; and

•	Extension of the post-termination exercise period on stock options to the lesser of the original term of the option and one year (in the case of the first form) and 165 days (in the case of the second form).
     The foregoing benefits accrue only if the officer is terminated without cause, as described below, within three months prior to or twelve months following a “change of control” or if such officer voluntarily terminates for good reason, as described below, during such time period.
     “Cause” is defined to mean (i) an act of theft, embezzlement or intentional dishonesty by the executive in connection with his/her employment; (ii) the executive being convicted of a felony, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the executive has not substantially performed his/her duties, continued violations by the executive of the executive’s obligations to the Company which are demonstrably willful and deliberate on the executive’s part.
     “Good reason”, while defined differently between the forms, generally includes material reductions in duties, title, authority, responsibilities, facilities or perquisites, reduction of base salary, material reduction in aggregate level of employee benefits, relocation or constructive termination.
     A “change of control” means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all company assets; (iii) the consummation of a merger or consolidation of us where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; and solely in the case of the first form, (iv) a change in the composition of the Board during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above.
     If the benefits provided constitute a parachute payment under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the excise tax is at least 3.59 times the “base amount” under Section 280G, the officer shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payment. If the tax is less than 3.59 times the base amount, we may reduce the benefits to the extent necessary to avoid such tax. Solely with respect to the second form, if additional taxes would result due to Internal Revenue Code Section 409A, the Company will modify the payment schedule described above so that payments do not occur until the date that is six months and one day after the termination date.
     The benefits described above are conditioned on the executive signing a release of claims and a one-year non-solicitation clause. With respect to the second form, the executive must also sign a one-year non-competition agreement and abide by a non-disparagement clause.
Resignation of R. Scott Murray
     As Mr. Murray’s resignation from employment with us as of the close of business on August 17, 2006 was voluntary, he did not receive any severance benefits or accelerated vesting with respect to his options or restricted stock.
Acceleration under Option Plans
     Options granted under the 2003 Stock Plan contain provisions pursuant to which outstanding options must either become fully vested and exercisable prior to a “change of control” transaction or must be assumed in the transaction, and all options terminate to the extent they are not assumed upon such “change of control” as defined in the 2003 Stock Plan. Similarly, awards of restricted stock granted under the 2003 Stock Plan contain provisions pursuant to which outstanding awards of restricted stock must either become fully vested prior to a “change of control” transaction or must be assumed in the transaction.
     Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a “transfer of control” transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such “transfer of control” as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.
     Options granted under the 1983 Option Plan, the 1994 Option Plan and the 2003 Stock Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee optionee is terminated without cause within 12 months after a “transfer of control” transaction.
     Options granted under the 3Com Corporation Director Stock Option Plan (the “Director Plan”) contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of us where we are not the survivor, or upon the sale of substantially all of our assets.

Severance Tables
     The following tables quantify the estimated payments and benefits that would be provided, or was provided, to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company. Mr. Murray did not receive any severance benefits in connection with his voluntary resignation as President and Chief Executive Officer as of the close of business on August 17, 2006. Based on the assumptions required by applicable regulations, Mr. Masri is the only executive with respect to which excise tax gross-up payments would be made in the event of a change-of-control.
Edgar Masri, President and Chief Executive Officer

							Value of
					Benefits		Accelerated	Excise Tax
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Gross-up ($)	Total($)
Course of Business – for Good Reason or Not for Cause	650,000	(1)	650,000	(2)	51,216	(3)	1,141,688 (4)	—	2,492,904
Change-of-Control – for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	1,300,000	(5)	1,300,000	(6)	51,216	(7)	3,785,000 (8)	1,458,274 (9)	7,894,490

(1)	Represents one year of salary.

(2)	Represents one year target incentive bonus pursuant to Mr. Masri’s employment agreement.

(3)	Reflects company paid benefits continuation for 18 months, basic term life insurance conversion, and payments for the continuation of Mr. Masri’s supplemental life policy for 18 months pursuant to his employment agreement.

(4)	Reflects twelve months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(5)	Represents two years of salary.

(6)	Represents two times the target annual incentive bonus for the year in which termination occurs.

(7)	Reflects company paid benefits continuation for 18 months, basic term life insurance conversion, payments for the continuation of Mr. Masri’s supplemental life policy for 18 months pursuant to his employment agreement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(9)	Represents the additional amount estimated to be payable to Mr. Masri to make him whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change of control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist it in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements.
Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business – for Good Reason or Not for Cause	375,000	(1)	121,875	(2)	11,732	(3)	782,357 (4)	1,290,964
Change-of-Control – for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	375,000	(5)	365,625	(6)	23,463	(7)	2,090,264 (8)	2,854,352

(1)	Represents one year of salary.

(2)	Represents target incentive bonus pursuant to Mr. Goldman’s employment arrangements for a six-month period. 3Com pays executive bonuses in two six-month periods each year.

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(5)	Represents one year of salary.

(6)	Represents one year of target incentive bonus and six months pro-rated bonus.

(7)	Reflects company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.
James Hamilton, Senior Vice President and President, TippingPoint Division

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)		Total($)
Course of Business – for Good Reason or Not for Cause	350,000	(1)	113,750	(2)	17,752	(3)	573,250	(4)	1,054,752
Course of Business – Voluntary Resignation in November 2007	175,000	(5)	113,750	(6)	8,876	(7)	573,250	(8)	870,876
Change-of-Control – for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	350,000	(9)	341,250	(10)	30,256	(11)	1,559,375	(12)	2,280,881

(1)	Represents one year of salary.

(2)	Represents target incentive bonus pursuant to Mr. Hamilton’s employment arrangements for a six-month period. 3Com pays executive bonuses in two six-month periods each year.

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(5)	Represents six months of salary.

(6)	Represents one-half annual target incentive bonus pursuant to Mr. Hamilton’s employment arrangements.

(7)	Reflects company paid benefits continuation for six months and basic term life insurance conversion pursuant to his employment arrangements.

(8)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(9)	Represents one year of salary.

(10)	Represents one year of target incentive bonus and six months’ pro-rated bonus.

(11)	Reflects company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangements.

(12)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.
Donald M. Halsted, III, Former Executive Vice President and Chief Financial Officer (1)

						Value of
					Benefits	Accelerated
Reason	Salary($)		Bonus($)		Continuation($)	Equity($)	Total($)
Course of Business – for Good Reason or Not for Cause	350,000	(2)	227,500	(3)	15,128 (4)	150,750 (5)	743,378

(1)	Represents the actual severance paid to Mr. Halsted in connection with the termination of his employment on July 27, 2007.

(2)	Represents one year of salary.

(3)	Represents one year target incentive bonus pursuant to Mr. Halsted’s employment arrangements.

(4)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(5)	Reflects six months of accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on his July 27, 2007 termination date and a stock price of $4.02, which equals the closing stock price on July 27, 2007.
Dr. Marc Willebeek-LeMair, Senior Vice President and Chief Technical Officer

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business – for Good Reason or Not for Cause	350,000	(1)	113,750	(2)	15,128	(3)	470,250 (4)	949,128
Change-of-Control – for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of Control)	350,000	(5)	341,250	(6)	30,255	(7)	1,732,375 (8)	2,453,880

(1)	Represents one year of salary.

(2)	Represents target incentive bonus pursuant to Dr. Willebeek-LeMair’s employment arrangements for a six-month period. 3Com pays executive bonuses in two six month periods each year.

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., excluding PAVRS and performance shares) based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.

(5)	Represents one year of salary.

(6)	Represents one year target incentive bonus and six months pro-rated bonus.

(7)	Reflects company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangements.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2007.
Dr. Shusheng Zheng, Chief Operating Officer, H3C Technologies Co., Limited

							Value of
					Benefits		Accelerated
Reason	Salary($)		Bonus($)		Continuation($)		Equity($)	Total($)
Course of Business – for Good Reason or Not for Cause	395,625	(1)	1,814,113	(2)	3,490	(3)	0 (4)	2,213,228
Change-of-Control – for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of Control)	395,625	(1)	2,018,306	(5)	6,980	(6)	938,000 (7)	3,358,911

(1)	Represents one year of salary and one month of salary per year of service for a total of fifteen and one-half months of salary.

(2)	Represents payments earned, but not yet paid, of $1,609,920 under H3C’s Employee Appreciation Rights Plan and target annual bonus of $204,193.

(3)	Represents estimated one year contribution for Chinese Compulsory Social Insurance.

(4)	Because six months of vesting acceleration would not result in any vested equity, the value of accelerated equity is 0.

(5)	Represents payments earned, but not yet paid, of $1,609,920 under H3C’s Employee Appreciation Rights Plan, one hundred percent of target annual bonus of $204,193, and pro-rated bonus payment of $204,193 for the year in which the change-of-control occurs, assuming a full year payment (as H3C pays bonuses on an annual basis).

(6)	Represents estimated two year contribution for Chinese Compulsory Social Insurance.

(7)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of 3Com’s fiscal year 2007 and assuming a stock price equivalent to the closing stock price on the last day of 3Com’s fiscal year 2007.
Robert Y. L. Mao, Former Executive Vice President, Corporate Development (1)

						Value of
					Benefits	Accelerated
Reason	Salary($)		Bonus($)		Continuation($)	Equity($)	Total($)
Course of Business – for Good Reason or Not for Cause	400,000	(2)	400,000	(3)	22,569 (4)	0 (5)	822,569

(1)	Represents the actual severance paid to Mr. Mao in connection with the termination of his employment on March 23, 2007.

(2)	Represents actual severance payments of one year of annualized base salary.

(3)	Represents severance payment of one year target bonus.

(4)	Represents aggregated monthly Company-paid premiums of $18,569 for health, dental or vision coverage beginning on Mr. Mao’s termination date and continuing for an 18-month period and Company-paid premiums for continued coverage under basic term life insurance of $4,500 for an 18-month period.

(5)	Because the exercise price of all of Mr. Mao’s options on the date of his termination was greater than the fair market value on such date, the value of his accelerated equity was zero.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit and Finance Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of financial controls. In fulfilling its oversight responsibilities during fiscal year 2007, the Audit and Finance Committee periodically:
•	reviewed and discussed the unaudited and audited financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP;

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Deloitte & Touche;

•	reviewed our financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.
     The Audit and Finance Committee also reviewed with Deloitte & Touche, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Deloitte & Touche’s judgment as to the quality, and not just the acceptability, of our accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted accounting principles. The Audit and Finance Committee periodically met with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Each of the directors who serves on the Audit and Finance Committee is “independent” within the meaning of the rules of the NASDAQ Stock Market and the SEC and meets the financial literacy and expertise requirements of the NASDAQ Stock Market and regulations promulgated by the SEC. The Audit and Finance Committee has adopted a written charter, which was updated and revised on September 20, 2006. During fiscal year 2007, the Audit and Finance Committee met fifteen times.
     In addition, the Audit and Finance Committee received the written disclosures and the letter from Deloitte & Touche required by the Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche the independence of Deloitte & Touche from us and our management. The Audit and Finance Committee also discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees). The Audit and Finance Committee also considered the compatibility of Deloitte & Touche’s non-audit services with the standards for auditors’ independence. The Audit and Finance Committee discussed with Deloitte & Touche the overall scope and plans for their audit.
     Based on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 1, 2007 for filing with the SEC. The Audit and Finance Committee also selected, subject to stockholder approval, Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2008.

AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

James R. Long, Chair
Gary T. DiCamillo
Dominique Trempont

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2008, including service to our consolidated subsidiaries. Deloitte & Touche LLP has acted in this capacity since its appointment in 1980. A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the Audit and Finance Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance.
     The following table shows the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for fiscal years 2006 and 2007.

	Fiscal Year	Fiscal Year
	2006	2007
Audit Fees (1)	$1,947,200	$2,479,462
Audit-Related Fees (2)	25,000	192,388
Tax Fees (3)	144,749	23,830
All Other Fees	—	—
Total	$2,116,949	$2,695,680

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with statutory or regulatory filings and the audit of our internal control over financial reporting.

(2)	Audit-Related Fees for fiscal year 2007 consisted of fees for financing, public offering and acquisition related activities. Audit-Related Fees for fiscal 2006 consisted of services related to a SAS 50 report delivered in connection with our determination to consolidate the results of our China-based subsidiary (which was at the time a majority-owned joint venture), H3C Technologies Co., Limited.

(3)	Tax Fees consisted primarily of services related to tax compliance, tax advice and tax planning.
     The Audit and Finance Committee pre-approves all audit-related and non-audit services to be performed by our independent registered public accounting firm and the fees associated with those services. The Audit and Finance Committee pre-approved 100% of the audit-related and non-audit services performed by Deloitte & Touche LLP in fiscal 2006 and 2007.
VOTE REQUIRED
     The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect on the outcome of the vote. If our stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit and Finance Committee will reconsider such appointment.
     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 30, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC. These persons are required by the SEC to furnish us with copies of all Section 16(a) reports that they file. Based on our review of reports furnished to us and written representations from our directors and executive officers, we believe that all filing requirements were complied with in a timely manner during fiscal year 2007.
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
     Stockholder proposals that are intended for inclusion in our proxy statement relating to the 2008 Annual Meeting of Stockholders must be received at our principal executive offices at 350 Campus Drive, Marlborough, Massachusetts 01752-3064 no later than April 19, 2008 and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for that meeting.
     If a stockholder wishes to present a proposal at our 2008 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to June 28, 2008, which is the deadline determined in accordance with our bylaws. If a stockholder gives notice of such a proposal after the bylaw deadline, the stockholder will not be permitted to present the proposal at the meeting.
TRANSACTION OF OTHER BUSINESS
     At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
     Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our bylaws, for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us not later than 90 days prior to the next annual meeting (under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting). As to each proposed matter, the notice must include the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our stock that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

/s/ Neal D. Goldman

Neal D. Goldman, Secretary
August 17, 2007
Marlborough, Massachusetts

3com

C/O AMERICAN STOCK TRANSFER & TRUST CO.
59 MAIDEN LANE
NEW YORK, NY 10038

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

1 OF 2
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55

→ 0000 0000 0000

NAME	
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345
3COM CORP	123,456,789,012.12345

PAGE 1 OF 2

3COMC1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

3COM CORPORATION

02 0000000000 214853428492

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) ROBERT Y.L. MAO
02) EDGAR MASRI
03) DOMINIQUE TREMPONT

BROADRIDGE
FINANCIAL SOLUTIONS, INC.
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

Signature [PLEASE SIGN WITHIN BOX] Date

P51480

Signature (Joint Owners) Date

123,456,789,012
885535104
55

I I I I I I
Use the Internet to transmit your voting instructions and for electronic 3coml delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when c/o AMFBirAu STOCK TRANSFER & TRUST CO. you access the web site and follow the instruc‘°[n]s to obta’[n] y°ur
C/O AMERICAN STOCK TRANSFER & TRUST records and to create an electronic voting instruction form. 59 MAIDEN LANE electronic delivery of future shareholder NEW YORK, NY 10038 COMMUNICATIONS If you would like to reduce the costs incurred by 3Com Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the BROADRIDGE instructions above to vote using the Internet and, when prompted, FINANCIAL SOLUTIONS, INC. indicatethatyouagreetoreceiveoraccessshareholdercommunications ATTENTION: electronically in future years. TEST PRINT VOTE BY PHONE-1-800-690-6903 51 I CEDES WAY use any t°uch-tone telephone to transmit your voting instructions up EDGEWOOD, NY 2 until 11;69 P‘M Eastern Time the .day before the cut-off date or 11717 meeting date. Have your proxy card in hand when you call and then follow the instructions. 1 II I I II I I I I II I II I I I II .. II I II VOTEBYMAIL
Mark sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3Com Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
0000 0000 0000 — NAME 3COM CORP 123,456,769,012.12345 3COM CORP 123,456,789,012.12345 3COH CORP 123,456,789,012.12345 3COM CORP 123,456,789,012.12345 3COM CORP 123,456,789,012.12345 3COM CORP 123,456,789,012.12345 3COM CORP 123,456,789,012.12345 3COM CORP 123,456,769,012.12345 PAGE 1 OF2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:®___....................... 3COMC ........................... KEEP THIS PORTION FORYOUR RECORDS “ ................. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION °NLY — 3COM CORPORATION THE BOARD OF DIRECTORS RECOMMENDS 02 0000000000 2U853428492 1 A VOTE“FOR” THE FOLLOWING: I To withhold authority to vote tor any individual I 1. ELiECTION OF THREE CLASS I DIRECTORS: EACH A11 nominee(s), mark Tor All Except” and write the TO HOLD OFFICE FOR A TWO-YEAR TERM: F°[r] Withhold For All number(s) of tie nominee(s) on the line below, ALL AH Except Nominees: 1) ROBERT Y.L.MAO 000
2) EDGAR MASRI 3) DOMINIQUE TREMPONT
For Against Abstain
2 To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending May 30, 2008
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
BROADRIDGE Please date and sign exactly as your name or names appear(s) herein. FINANCIAL SOLUTIONS, INC. Corporate or partnership proxies should be signed in full corporate or ATTENTION: partnership name by an authorized person. Persons signing in a fiduciaryTEST PRINT capacity should indicate their full title in such capacity. EDGEHOOD NYWAV 11717 8B5535104 I Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date —

3COM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Edgar Masri and Neal D. Goldman, and either of them, as proxy holders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation to be held at the Company’s headquarters at 350 Campus Drive, Marlborough, Massachusetts on Wednesday, September 26. 2007 at 8:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 2007, and a copy of 3Com’s fiscal 2007 Annual Report on Form 10-K. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.
WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH NOMINEE SET FORTH HEREIN, FOR THE RATIFICATION OF ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(PLEASE SIGN ON THE REVERSE)